UNITED STATES
SECURITIES AND EXCHANGE COMMISS
I
O
N
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12.
ROCKET LAB USA, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Rocket Lab USA, Inc.

3881 McGowen Street

Long Beach, California

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 14, 2023

To Our Stockholders:

You are invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of Rocket Lab USA, Inc. to be held on Thursday, June 14, 2023, beginning at 1:30 p.m. Pacific Daylight Time. The Annual Meeting will be a virtual meeting that will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/RKLB2023 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

At the Annual Meeting, you are asked to consider and act upon the following proposals:

(1)	To elect three Class II director nominees named in the proxy statement to our Board of Directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

(3)	To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers;

(4)	To approve, on a non-binding advisory basis, the compensation of our named executive officers disclosed in the accompanying proxy statement; and

(5)	To transact such other business as may properly come before the meeting or any adjournment, continuance or postponement thereof.

Each of the matters to be acted upon at the meeting are more fully described in our proxy statement.

The record date for the Annual Meeting is April 19, 2023. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment, continuance or postponement thereof. To facilitate voting, internet and telephone voting are available. The instructions for voting are on the proxy card. If you hold your shares through a bank, broker or other holder of record, please follow the voter instructions you received from the holder of record.

Please carefully review the proxy statement and then complete and sign your proxy and return it promptly. If you attend the virtual meeting and decide to vote during the meeting, you may withdraw your proxy by voting at the meeting.

YOUR VOTE IS IMPORTANT.

All stockholders will have the ability to access the proxy materials on the website referred to in this Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. The Notice is being mailed to stockholders commencing on or about April 28, 2023. Please act as soon as possible to vote your shares whether or not you intend on attending the Annual Meeting.

By Order of the Board of Directors

Arjun L. Kampani

Senior Vice President, General Counsel and Secretary

Long Beach, California

April 28, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 14, 2023

The Notice of Annual Meeting, Proxy Statement and our Annual Report are available electronically at www.proxyvote.com

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Vote Required	51
Recommendation of the Board	52
PROPOSAL THREE NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	53
Vote Required	53
Recommendation of the Board	53
PROPOSAL FOUR NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	54
Vote Required	54
Recommendation of the Board	54
STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING	55
SOLICITATION OF PROXIES	55
HOUSEHOLDING	55
OTHER MATTERS	56
ANNUAL REPORT ON FORM 10-K	56

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Rocket Lab USA, Inc. 3881 McGowen Street Long Beach, California

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2023

GENERAL INFORMATION

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Rocket Lab USA, Inc. (the “Company,” “Rocket Lab,” “we,” “us,” and “our”) is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments, continuances or postponements of the Annual Meeting. The Annual Meeting will be held virtually via live interactive webcast on the internet on June 14, 2023, at 1:30 p.m. Pacific Daylight Time. If you held shares of our common stock (the “Common Stock”) on April 19, 2023 (the “Record Date”), you are invited to attend the Annual Meeting at www.virtualshareholdermeeting.com/RKLB2023 and vote on the proposals described below under the heading “What am I voting on?”

All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. The Notice is being mailed to stockholders commencing on or about April 28, 2023.

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

1.	Election of three Class II director nominees specified in this Proxy Statement to serve until the 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2023;

3.	To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

4.	To approve, on a non-binding advisory basis, the compensation of our named executive officers disclosed in the Proxy Statement (the “Say-on-Pay Proposal”).

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

“FOR” the election of each of the three Class II director nominees named in this Proxy Statement to hold office until the 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified;

“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2023;

“FOR” the option of one year as the preferred frequency for future non-binding advisory votes to approve the compensation of the Company’s named executive officers; and

“FOR” the approval, on a non-binding advisory basis, of the Say-on-Pay Proposal.

Who can vote at the Annual Meeting?

If you were a holder of record of the Company’s Common Stock as of the close of business on April 19, 2023, the Record Date for the Annual Meeting, you may vote your shares at the Annual Meeting. As of the Record Date, there were 478,552,426 shares of Rocket Lab Common Stock outstanding, excluding treasury shares. Company treasury shares will not be voted. Each stockholder has one vote for each share of Common Stock held as of the Record Date.

If, on the Record Date, your shares were held in an account at a broker, bank or other financial institution (we will refer to those organizations collectively as “broker”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. As a beneficial owner, you are invited to attend the Annual Meeting via the internet at www.virtualshareholdermeeting.com/RKLB2023. However, since you are not a stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from your broker.

How can I attend the Annual Meeting?

If you are a stockholder of record or a beneficial owner as of the Record Date, you are invited to attend the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/RKLB2023. You must have your 16-digit control number listed on your Notice, the proxy card or in the instructions that accompanied your proxy materials to enter the meeting. The webcast starts at 1:30 p.m. Pacific Daylight Time. You may vote and submit questions while attending the meeting on the internet. Instructions on how to attend and participate in the Annual Meeting via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/RKLB2023. The audio broadcast will be archived on that website for one year after the date of the Annual Meeting.

What if I return the proxy card to the Company but do not make specific choices?

If you return a signed, dated, proxy card to the Company without making any voting selections, the named proxies will vote your shares at the Annual Meeting or at any postponement or adjournment thereof, (1) “FOR” the election of each of the three Class II director nominees named in this Proxy Statement to hold office until the 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified; (2) “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending December 31, 2023; (3) “FOR” the option of one year as the preferred frequency for future non-binding advisory votes to approve the compensation of the Company’s named executive officers; and (iv) “FOR” the approval, on a non-binding advisory basis, of the Say-on-Pay Proposal.

The Company does not expect that any matters other than the election of directors and the other proposals described in this Proxy Statement will be brought before the Annual Meeting. The persons appointed as proxies will vote in their discretion on any other matters that may properly come before the Annual Meeting or any postponements or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if the holders of at least a majority of the outstanding number of shares of Common Stock entitled to vote are present, in person or by proxy, at the Annual Meeting. Abstentions and shares represented by broker non-votes are counted for the purpose of determining whether a quorum is present. If there are insufficient votes to constitute a quorum at the time of the Annual Meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the Annual Meeting to another place (if any), date or time and from time to time.

How are votes counted and what is a broker non-vote?

Votes will be counted by the inspector of election appointed for the Annual Meeting. A “broker non-vote” occurs when your broker submits a proxy card for your shares of Common Stock held in street name, but does not vote on a particular proposal because the broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. Under the rules that govern brokers who are voting shares held in street name, brokers have the discretion to vote those shares on routine matters but not on non-routine matters. For purposes of these rules, the only routine matter in this Proxy Statement is Proposal Two—the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2023. Proposals One, Three and Four are non-routine matters. Therefore, if you hold your shares in street name and do not provide voting instructions to your broker, your broker does not have discretion to vote your shares on any proposal at the Annual Meeting other than Proposal Two—the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2023. However, your shares will be considered present at the Annual Meeting for purposes of determining the existence of a quorum.

What is the voting requirement to approve each of the proposals?

Proposal One—Election of Class II directors

The election of Class II director nominees requires a plurality vote of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. The director nominees receiving the highest number of “FOR” votes cast by the holders of Common Stock, entitled to vote at the Annual Meeting will be elected. Accordingly, “WITHHOLD” votes and broker non-votes will have no effect on the outcome of the election of directors. Stockholders have no right to cumulative voting as to any matters, including the election of directors.

Proposal Two—Ratification of the Appointment of our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023

The proposal to ratify the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the of the votes properly cast “FOR” or “AGAINST” this proposal. Abstentions and Broker non-votes will have no effect on the results of this vote. Brokers have discretionary authority to vote uninstructed shares on this proposal.

Proposal Three— Non-Binding Advisory Vote on the Frequency of Future Non-Binding Votes to Approve the Compensation of Our Named Executive Officers

The frequency of “ONE YEAR,” “TWO YEARS” or “THREE YEARS” that receives the most votes will be deemed the preferred frequency with which we hold a non-binding, advisory vote on the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the results of this vote. Brokers do not have discretionary authority to vote uninstructed shares on this proposal.

Proposal Four— Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers

The proposal to approve the compensation of our named executive officers, on a non-binding advisory basis, requires the affirmative vote of a majority of the of the votes properly cast “FOR” or “AGAINST” such proposal. Abstentions and broker non-votes will have no effect on the results of this vote. Because your vote is advisory, it will not be binding on the Board or our Compensation Committee, but the Board and Compensation Committee

will review the voting results and take them into consideration when making future decisions about executive compensation. Brokers do not have discretionary authority to vote uninstructed shares on this proposal.

How do I vote my shares of Rocket Lab Common Stock?

Stockholders may vote shares of our Common Stock using any of the following means:

Voting by Proxy Cards. A registered stockholder may vote shares until voting is completed at the Annual Meeting by requesting and returning a duly completed and executed proxy card. All proxy cards received by us that have been properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. For your mailed proxy card to be counted, we must receive it prior to the close of business on June 13, 2023.

Voting by Telephone or Internet. A registered stockholder may vote shares until 11:59 p.m. Eastern Daylight Time on June 13, 2023 by calling the toll-free number indicated on the Notice and following the recorded instructions or by accessing the website indicated on the Notice and following the instructions provided. When a stockholder votes by telephone or internet, his, her or its vote is recorded immediately.

Voting by Internet During the Annual Meeting. Instructions on how to attend and vote at the meeting are described at www.virtualshareholdermeeting.com/RKLB2023. If a stockholder attends the Annual Meeting and votes his, her or its shares during the meeting via the voting instructions described at www.virtualshareholdermeeting.com/RKLB2023, then any previous votes that were submitted by the stockholder, whether by internet, telephone or mail, will be superseded by the vote that such stockholder casts during the Annual Meeting. Further, if the shares are held of record by a broker and a stockholder wishes to vote at the Annual Meeting, he, she or it must obtain a proxy issued in his, her or its name from the record holder in accordance with the materials and instructions for voting provided by his, her or its broker.

Voting by “Street Name” Stockholders. If stockholders hold shares in “street name,” then those stockholders may vote in accordance with the materials and instructions for voting the shares provided by their broker. If “street name” stockholders wish to vote shares at the Annual Meeting, then they must obtain proxies from their broker in order to vote their shares at the Annual Meeting in accordance with the materials and instructions for voting provided by his, her or its broker. If a “street name” stockholder does not vote by proxy or otherwise give voting instructions to their broker, such shares will not be voted by the broker for Proposal One at the Annual Meeting.

Changing Votes. A registered stockholder may change his, her or its vote at any time before it is voted at the Annual Meeting by (1) delivering a proxy revocation or another duly executed proxy bearing a later date to Rocket Lab USA, Inc., 3881 McGowen Street, Long Beach CA 90808, Attention: Corporate Secretary, which revocation or later-dated proxy is received by us prior to the close of business on June 13, 2023; (2) voting again by telephone or internet in the manner described above prior to 11:59 p.m., Eastern Daylight Time, on June 13, 2023; or (3) attending the Annual Meeting and voting via the internet during the meeting using the procedures described at www.virtualshareholdermeeting.com/RKLB2023. Attending the Annual Meeting via the internet will not revoke a proxy unless the stockholder actually votes via the internet during the meeting. “Street name” stockholders who wish to revoke or change their votes after returning voting instructions to their broker may do so in accordance with the materials and instructions provided by their broker or by contacting such broker to effect the revocation or change of vote.

How can I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. After the Form 8-K is filed, you may obtain a copy by visiting the investor relations section of our website at https://investors.rocketlabusa.com or by writing to Rocket Lab USA, Inc., 3881 McGowen Street, Long Beach CA 90808, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF DIRECTORS

The members of our Board are divided into three classes of directors and serve staggered three-year terms, with each director to serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal. Vacancies on the Board shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board and not by the stockholders. Any director so appointed to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal.

We have eight authorized members on our Board. The number of directors may be changed by our Board from time to time by resolution of a majority of the directors then in office or if at an annual meeting, by amendment of our bylaws by the affirmative vote of 66-2/3% of the outstanding voting stock of the Company entitled to vote on such amendment or repeal, voting together as a single class. If however, the Board recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding capital stock of the Company entitled to vote on such amendment or repeal, voting together as a single class.

At the Annual Meeting, our three Class II directors are to be elected to hold office for a three-year term to expire at our 2026 annual meeting of stockholders and until their successors are duly elected and qualified. The Class II director nominees to the Board are Edward Frank, Michael Griffin and Matt Ocko.

Vote Required

For Proposal One, each director nominee must be elected by an affirmative vote of a plurality of shares present at the Annual Meeting, either in person or by proxy, and entitled to vote on the election of directors. The director nominees receiving the highest number of “for” votes cast by the holders of Common Stock, entitled to vote at the Annual Meeting will be elected. “Withhold” and broker non-votes will have no effect on the outcome of the election of directors. Stockholders have no right to cumulative voting as to any matters, including the election of directors.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors

Information regarding the director nominees and each continuing director is set forth below. Each of the nominees listed in the Proxy Statement has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, proxies will be voted for a substitute nominee selected by the Board.

The following table sets forth certain information regarding our director nominees:

Name	Age	Position
Edward Frank	66	Director, Member of the Audit Committee and Member of the Compensation Committee
Michael Griffin	73	Director, Chair of the Nominating and Corporate Governance Committee and Member of the Compensation Committee
Matt Ocko	54	Director, Member of the Audit Committee and Member of the Compensation Committee

Edward Frank. Dr. Frank has served as a member of our Board since September 2022. Since August 2022, he has served as Executive Chair of Gradient Technologies and as a member of the board of directors of Syntiant. Prior to that, he served as an advisor to both companies. Since January 2022, Dr. Frank has also served as a member of the board of directors of Blaize and served as an advisor prior to that. Dr. Frank has also served as a member of the Technology Advisory Boards for NexGen Power Systems and SambaNova Systems Inc. since May 2018 and August 2018, respectively. Since 2016, Dr. Frank has served as an advisor to the CEO for Niche. Dr. Frank serves on the boards of directors of Analog Devices (Nasdaq: ADI), Marvell (Nasdaq: MRVL) and SiTime (Nasdaq: SITM) and was previously on the boards of directors of Cavium and Quantenna (QTNA). Dr. Frank serves as the Compensation Committee Chair and on the Corporate Development Committee for Analog Devices. He has served on the Nominating and Corporate Governance Committees for SiTime and Marvell, the Audit Committee for SiTime and the Compensation Committee for Marvell. Dr. Frank holds BSEE and MSEE degrees from Stanford University. He received a Ph.D. in Computer Science from Carnegie Mellon University, where he was a Hertz Foundation Fellow. We believe that Dr. Frank is qualified to serve on our Board due to his demonstrated leadership in his field and his experience.

Michael Griffin. Dr. Griffin has served as a member of our Board since August 2021 and as a member of the Legacy Rocket Lab board since July 2020. Since July 2020, Dr. Griffin co-founded and has served as the Co-President of LogiQ Inc, a business consulting practice in the aerospace, defense and national security sector. From February 2018 until July 2020, Dr. Griffin worked in the Pentagon for the Department of Defense as the Under Secretary of Defense, Research & Engineering, where he was responsible for all U.S. Defense Department research and development. From August 2012 until May 2017, Dr. Griffin served as Chairman & CEO of the Schafer Corporation, a professional services provider in the national security sector. From April 2005 to January 2008, Dr. Griffin served as the 11th Administrator of the National Aeronautics and Space Administration. Dr. Griffin has a BA in Physics and an MS degree in Applied Physics from Johns Hopkins University, an MSE in Aerospace Science from the Catholic University of America, a PhD in Aerospace Engineering from the University of Maryland, an MS degree in Electrical Engineering from the University of Southern California, an MBA from Loyola College of Maryland and an MS degree in Civil Engineering from George Washington University. We believe that Dr. Griffin is qualified to serve as a member of our Board because of his extensive experience as a scientist, engineer and administrator in the aerospace field.

Matt Ocko. Mr. Ocko has served as a member of our Board since August 2021 and as a member of the Legacy Rocket Lab board since January 2017. Since 2010, Mr. Ocko has served as the Co-Founder and Co-Managing Partner of venture capital fund DCVC. Prior to co-founding DCVC, Mr. Ocko was an investor at numerous firms, including VantagePoint Ventures, LLC, SOFTBANK Technology Ventures Corp (aka Mobius

Venture Capital), Sevin Rosen Funds and Helix Investments. From 1984 – 1991, Mr. Ocko served as a member of the board of directors (in his capacity as co-founder) and Vice President of Research and Development of Da Vinci Systems, an e-mail software vendor. Mr. Ocko has a degree in Physics from Yale University. We believe that Mr. Ocko is qualified to serve as a member of our Board because of his extensive experience in the venture capital industry, advising technology companies as both a director and executive.

The following table sets forth certain information regarding our continuing directors:

Name	Age	Director Class
Peter Beck	46	Class III; Chairman
Jon Olson	69	Class I
Merline Saintil	46	Class I
Alex Slusky	55	Class I
Sven Strohband	49	Class III

Peter Beck. Mr. Beck is the Founder, President and Chief Executive Officer of Rocket Lab. Mr. Beck founded the company in 2006 and has served on the Legacy Rocket Lab board and as the President and Chief Executive Officer since July 2013 and was appointed Chairman of the Legacy Rocket Lab board in May 2021 and our Board since August 2021. Further, he served as our Treasurer from July 2013 until May 2021 and as our Secretary and Chief Financial Officer from July 2013 until September 2015. From 2013, Mr. Beck led the development of the Electron launch vehicle, which was designed from the ground up to accommodate a high launch rate business model to meet the needs of customers for small launch services. Under Mr. Beck’s leadership, Rocket Lab pioneered advanced aerospace manufacturing techniques for Electron, including 3D printed rocket engines, electric-pump-fed rocket engines and fully carbon composite fuel tanks. Mr. Beck also led the development of our private orbital launch site, LC-1, located in Mahia, New Zealand, which required the establishment of an international treaty and legislation to enable us to use U.S. launch and spacecraft technology that otherwise would not be permitted for launches from foreign soil.

Prior to founding Rocket Lab, Mr. Beck began his career in 1993 with an apprenticeship as precision engineer at global appliance manufacturer Fisher & Paykel, before moving into production machinery design, product design and analysis. He later went to a government research institute in 2003 where he focused on advanced composites structures and materials for high performance applications. While at the government lab, Mr. Beck led several complex engineering programs to optimize technologies including wind turbines and superconductors. In his own time, Mr. Beck began building rockets at an early age, steadily increasing their size and complexity. In 2006, Mr. Beck founded Rocket Lab and led its efforts to successfully launch Atea-1 in 2009, which we believe is the first commercially-developed rocket to reach space from the Southern Hemisphere.

An award-winning engineer, Mr. Beck has been presented with the Gold Medal from the Royal Aeronautical Society, Meritorious Medal from the New Zealand Division of the Royal Aeronautical Society and Cooper Medal and Pickering Medal from the Royal Society of New Zealand. In addition, in recognition of Mr. Beck’s outstanding contributions to aerospace, entrepreneurship and technical innovation he was appointed as an adjunct professor in aerospace engineering by the University of Auckland. We believe that Mr. Beck is qualified to serve as a member of our Board because of his track record of success as the founder and Chief Executive Officer of Rocket Lab, as well as his knowledge and extensive experience.

Jon Olson. Mr. Olson has served as a member of our Board since August 2021 and as a member of the Legacy Rocket Lab board since June 2021. Mr. Olson served as the Chief Financial Officer at Xilinx, Inc., a provider of programmable semiconductor platforms, from June 2005 until his retirement in July 2016. While serving as Chief Financial Officer, he also held a variety of other senior management positions at Xilinx, including most recently as Executive Vice President from May 2014 to July 2016 and, prior to that, Senior Vice President of Finance from August 2006 to May 2014 and Vice President of Finance from June 2005 to August 2006. Prior to joining Xilinx, he served from 1979 to 2005 at Intel Corporation in various senior financial positions, including Vice President, Finance and Enterprise Services and Director of Finance. Mr. Olson currently serves as a member of the board of directors of AMD, Inc and Kulicke and Soffa Industries, Inc. and has previously served as a member of the board of directors of Xilinx, Inc, Mellanox Technologies, Ltd. and InvenSense Inc., among others. Mr. Olson holds an MBA in Finance from Santa Clara University and a B.S. in Accounting from Indiana University. We believe Mr. Olson is qualified to serve as a member of our Board because of his financial expertise and extensive experience advising technology companies as both a director and executive.

Merline Saintil. Ms. Saintil has served as a member of our Board since June 2021 and is the Lead Independent Director and Chair of the Compensation Committee. Ms. Saintil is an experienced senior executive, having served a number of Fortune 500 and privately-held companies, including Change Healthcare Inc. (Nasdaq: CHNG), Intuit Inc. (Nasdaq: INTU), Yahoo! Inc., PayPal Holdings Inc. (Nasdaq: PYPL), Adobe Inc. (Nasdaq: ADBE) and Joyent, Inc. From April 2019 to February 2020, Ms. Saintil served as the Chief Operating Officer, R&D/IT, for Change Healthcare Inc., a payment management software company. Prior to joining Change Healthcare, Ms. Saintil was a senior executive in the Product & Technology group at Intuit Inc., a software company, from November 2014 to August 2018, where her core responsibilities included driving global strategic growth priorities, leading merger and acquisition integration and divestitures and leading business operations for nearly half of Intuit’s workforce. Prior to Intuit, Ms. Saintil served as Head of Operations for Mobile & Emerging Products for Yahoo! Inc. from January 2014 to November 2014. Prior to joining Yahoo!, Ms. Saintil held various roles at Joyent, Inc., a software company, from November 2011 to September 2013; PayPal Holdings Inc., a payments company, from July 2010 to November 2011; Adobe Inc., a software company, from April 2006 to July 2010; and Sun Microsystems, Inc. from October 2000 to April 2006. Ms. Saintil has served on the boards of directors of Gitlab, Inc. (Nasdaq: GTLB) since October 2020, Symbotic (Nasdaq: SYM) since June 2022, Evolv Technology Holdings, Inc. (Nasdaq: EVLV) since January 2021 and TD SYNNEX Corporation (NYSE: SNX) since September 2021. Ms. Saintil is the Chair of the Nominating and Governance Committee of Symbotic and Evolv Technology. She is certified in Cybersecurity Oversight by the National Association of Corporate Directors and the Carnegie Mellon Software Engineering Institute. Ms. Saintil holds a Bachelor of Science degree in Computer Science from Florida A&M University and a Master of Science degree in Software Engineering Management from Carnegie Mellon University and has completed Stanford Directors’ College and Harvard Business School’s executive education program. She is certified in Cybersecurity Oversight by the National Association of Corporate Directors and the Carnegie Mellon Software Engineering Institute and has completed Stanford Directors’ College and Harvard Business School’s executive education programs. Due to her significant experience in product, technology and business operations, we believe that Ms. Saintil contributes her leadership skills and business experience to the Board.

Alex Slusky. Mr. Slusky has served as a member of our Board since August 2021 and previously as the Chairman of the Vector Acquisition Corporation board of directors since its initial public offering. Since its inception in 1997, Mr. Slusky has served as Managing Partner and Chief Investment Officer of Vector Capital and its affiliated funds. He has also served as the Chairman of the board of Vector Acquisition Corporation II, a special purpose acquisition company, since 2021, served as a director of Cambium Networks Corp., a wireless technology company, since 2011 and served as a director of Technicolor SA, a manufacturer of digital media solutions, from July 2013 until 2016. From 1995 until 1997, Mr. Slusky led the technology equity practice at Ziff Brothers Investments, managing a portfolio of public and private technology investments which later became Vector Capital. From 1992 until 1995, Mr. Slusky was an investor at New Enterprise Associates, a venture capital firm where he focused on venture investments in software, communications and digital media. Mr. Slusky has a degree in Economics from Harvard University and an MBA from Harvard Business School. We believe that Mr. Slusky is qualified to serve as a member of our Board because of his significant investment and business management experience and deep technical experience in technology companies.

Sven Strohband. Dr. Strohband has served as a member of our Board since August 2021 and as a member of the Legacy Rocket Lab board since August 2013. Since May 2018, Dr. Strohband has served as Managing Director at venture capital firm Khosla Ventures and has served as a partner and CTO at Khosla Ventures since November 2012. In July 2021, Dr. Strohband became a director for Berkshire Grey, Inc., a robotics provider for the fulfillment industry. From 2006 to 2012, Dr. Strohband served as a partner and later CTO, of Mohr Davidow Ventures, a venture capital and private equity company, where he led technical diligence for the infrastructure IT and sustainability practices. From 2005 to 2006, Dr. Strohband was the lead engineer of the Stanford racing team autonomous car, “Stanley,” which became the foundation for the Google self-driving car project and also won the 2005 DARPA Grand Challenge. From 2003 to 2006, Dr. Strohband was a project manager for the Electronics Research Lab of auto-maker Volkswagen, where he led technical projects for Volkswagen brands. Dr. Strohband has a degree in mechanical engineering from Purdue University and a PhD in Mechanics and Computation from Stanford University. We believe that Dr. Strohband is qualified to serve as a member of our Board because of his experience in the venture capital industry, as an engineer and as a director of numerous private technology companies.

Director Independence

The Board determined that each of the directors on the Board (except for Peter Beck) qualifies as independent directors under the rules of The Nasdaq Stock Market LLC (“Nasdaq”) and SEC rules and regulations. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and Rocket Lab with regard to each director’s business and personal activities and relationships as they may relate to Rocket Lab and its management, including the beneficial ownership of capital stock by each non-employee director and the transactions involving them as described in the section entitled “Certain Relationships and Related Party Transactions.”

Board and Committee Meetings

For the year ended December 31, 2022, our Board held 6 meetings, the Audit Committee held 5 regular meetings, the Compensation Committee held 4 regular meeting and the Nominating and Governance Committee held 4 meetings. Each Board member attended 75% or more of the aggregate number of Board meetings and meetings of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Board may establish ad hoc committees from time to time on an as-needed basis.

The Board has adopted written charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. These charters, as well as our Code of Business Conduct and Ethics and our Corporate Governance Guidelines, are posted and available on the investor relation section of our corporate website at https://investors.rocketlabusa.com. The information on or accessible through our website is not a part of or incorporated by reference in this Proxy Statement.

Audit Committee

Our Audit Committee consists of Jon Olson, Edward Frank and Matt Ocko, with Jon Olson serving as the chair. The Board determined that each of the members of the Audit Committee meet the independence requirements under Nasdaq and SEC rules and is financially literate and Jon Olson qualifies as an audit committee financial expert within the meaning of the SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules.

The functions of this committee include, among other things: reviewing and reassessing the adequacy of the Audit Committee charter; appointing terminating and selecting a firm to serve as our independent registered public accounting firm to audit our financial statements; ensuring the independence of the independent registered public accounting firm; overseeing the work of the independent registered public accounting firm; considering the adequacy of our internal controls; reviewing any reports made by the Chief Executive Officer and Chief Financial Officer of the Company to the Audit Committee with respect to (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, within the time periods specified in the SEC’s rules and forms and (2) any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting; reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and approving or as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

In connection with the Audit Committee’s discussion of the Company’s risk assessment and management guidelines, the Audit Committee may discuss or consider the Company’s major risk exposures, including financial, operational, privacy, security, cybersecurity, competition, legal, regulatory and accounting risk exposures and the steps that the Company’s management has taken to monitor and control such exposures.

Compensation Committee

Our Compensation Committee consists of Merline Saintil, Edward Frank, Michael Griffin and Matt Ocko, with Merline Saintil serving as the chair. Our Board has determined that each of the members of the Compensation Committee meets the independence requirements under Nasdaq and SEC rules. Each member of this committee is also a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

The functions of the Compensation Committee include: reviewing and reassessing the adequacy of the Compensation Committee charter; reviewing and approving the compensation and the terms of any compensatory agreements of our Chief Executive Officer and our other non-chief executive officers; reviewing and recommending to the Board the compensation of its directors; administering our stock and equity incentive plans; reviewing and approving or making recommendations to the Board with respect to incentive compensation and equity plans; determining and approving any employment agreements, severance arrangements, retirement arrangements and special or supplemental benefits for each executive officer of the Company, including perquisite benefits; establishing Rocket Lab’s overall compensation philosophy; and such other functions as are required to comply with Nasdaq listing rules.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Michael Griffin, Alex Slusky and Jon Olson, with Michael Griffin serving as the chair. Our Board determined that each of the members of the nominating and governance committee meet the independence requirements under Nasdaq and SEC rules.

The functions of the nominating and governance committee include: reviewing and reassessing the adequacy of the Nominating and Corporate Governance Committee charter; determining and, at least annually reviewing the specific minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by a Nominating and Corporate Governance Committee recommended nominee; establishing a policy with regard to the consideration of director candidates recommended by stockholders and establishing procedures to be followed by securityholders in submitting recommendations for director candidates to the Nominating and Corporate Governance Committee; identifying and recommending candidates for membership on the Board; recommending individuals to the Board for nomination for election as directors at each annual meeting of stockholders or for appointment as directors by the Board to fill any vacancy on the Board; recommending to the Board directors for appointment as chairperson and as members of Board committees; and reviewing all director nominations and proposals submitted to the Company by its stockholders, to determine whether the nomination or proposal was submitted in a timely manner. The Nominating and Corporate Governance Committee has not yet adopted a formal policy with regard to the consideration of any director candidates that may be recommended by stockholders, but intends to do so and will consider candidates recommended by our stockholders so long as the proper procedures in our bylaws are followed. In addition, the Nominating and Corporate Governance Committee periodically reviews and makes recommendations about the Company’s ESG strategy, policies and procedures.

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual meeting must provide timely notice of such nominations in writing. To be timely, a stockholder’s notice generally must be received in writing at the Company’s offices at Rocket Lab USA, Inc., 3881 McGowen Street, Long Beach CA 90808, Attention: Corporate Secretary, not earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Company’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier or 60 days later than such anniversary date, notice by the stockholders to be timely must be received not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. A stockholder’s notice must set forth, among other things:

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as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Company that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Company and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to or to manage the risk or benefit of share price changes for or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board, (vi) a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe fiduciary duties under Delaware law with respect to the Company and its stockholders and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required, in each case pursuant to Regulation 14a-12(c) under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) for the full term for which such person is standing for election;

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as to any other business that the stockholder proposes to bring before such annual meeting, a brief description of the business desired to be brought before such annual meeting, the reasons for conducting such business at such annual meeting, the text, if any, of any resolutions or bylaw amendment proposed for adoption and any material interest in such business of each Proposing Person (as defined below);

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the name and address of the stockholder giving the notice, as they appear on the Company’s books and the names and addresses of the other Proposing Persons (if any), (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Company which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Company as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Company, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Company, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Company and (e) any performance-related fees (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Company or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”), (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company and (iv) any other information relating to such Proposing Person that would be required to be disclosed pursuant to Item 4 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable);

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a description of all agreements, arrangements or understandings by and among any of the Proposing Persons or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding) and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s) and to the extent known the class and number of all shares of the Company’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

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a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Company required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Company reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

For purposes of these provisions of our bylaws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before an annual meeting and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before an annual meeting is made. For purposes of these provisions of our bylaws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Company, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Company, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Company, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Company or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Company.

A stockholder must also comply with all other applicable requirements of the Exchange Act and the rules and regulations under the Exchange Act with respect to matters relating to nominations of candidates for directors. The preceding is a summary of the stockholder nomination procedures set forth in our bylaws as currently in effect and we refer our stockholders to the full text of Article I, Section 2 of our bylaws and such other applicable provisions of our bylaws as in effect from time to time for the specific requirements of such director nomination procedures by stockholders.

In order to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2024.

In addition to the formal procedures set forth in our bylaws for the nomination of directors by stockholders, the Nominating and Corporate Governance Committee may from time to time evaluate candidates for nomination as director that come to its attention through incumbent directors, management, stockholders or third parties. Such informal recommendations by stockholders should be directed to the attention of the Nominating and Corporate Governance Committee as set forth below under “—Communications with Directors.” The Nominating and Corporate Governance Committee has and may in the future, if it deems appropriate under the circumstances, engage a third-party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee seeks director candidates who possess high quality business and professional experience, possess the highest personal and professional ethics, integrity and values and who have an inquisitive and objective perspective and mature judgment. Director candidates must also be committed to representing the best interests of our stockholders and have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and committee responsibilities. The Nominating and Corporate Governance Committee has no formal policy on diversity in identifying potential director candidates, but does regularly assess the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Board Leadership Structure

Separation of Chairman and Chief Executive Officer

Our Corporate Governance Guidelines state that the Board shall elect its Chairman (in the event that the Chairman is a female, she will be referred to as “Chairwoman”) and appoint the Company’s Chief Executive Officer according to its view of what is best for the Company at any given time. The Board does not believe there should be a fixed rule as to whether the offices of Chairman and Chief Executive Officer should be vested in the same person or two different persons or whether the Chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to play these roles may dictate different outcomes at different times and the Board believes that retaining flexibility in these decisions is in the best interest of the Company.

Currently, Mr. Beck serves as the Company’s Chairman and Chief Executive Officer. The Board may, however, make changes to its leadership structure in the future as it deems appropriate.

In addition, the Board may appoint a lead independent director. The lead independent director will preside over periodic meetings of independent directors, serve as a liaison between the Chairman or Chairwoman and the independent directors and perform such additional duties as the Board may otherwise determine and delegate. Currently, Ms. Saintil serves as lead independent director.

Executive Sessions of the Board

The independent directors meet at regularly scheduled executive sessions without the participation of management or non-independent directors. If the Chairman is an independent director, then the Chairman will preside at these meetings. If the Chairman is not an independent director, then the director who presides at these meetings will be the lead independent director. In the event that the lead independent director is unavailable to attend such a meeting, then a majority of the independent directors in attendance may designate one independent director to preside at such meeting. As required under applicable Nasdaq listing standards, in 2022, the Company’s independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Presiding Director

In accordance with our corporate governing documents, the Board shall designate a representative to preside over all meetings of the Board, provided that if the Board does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board. If both the designated presiding director, if one is so designated and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

Board Role in Risk Oversight

Management will regularly report on any potential material risks to our Board at its meetings. Management reports regularly to the full Board, which also considers our material risks, with input from our various Board committees. Our Audit Committee also has certain statutory, regulatory and other responsibilities with respect to oversight of risk assessment and risk management. Specifically, the Audit Committee is responsible for review and discussion of the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by management and periodically reviewing our enterprise risk management framework and major risk exposures, including our enterprise risk management processes. In connection with the Audit Committee’s discussion of the Company’s risk assessment and management guidelines, the Audit Committee may discuss or consider the Company’s major risk exposures, including financial, operational, privacy, security, cybersecurity, competition, legal, regulatory and accounting risk exposures and the steps that the Company’s management has taken to monitor and control such exposures.

The Board’s other independent committees also oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks to our business associated with our compensation policies and practices, with respect to both executive compensation and compensation generally and our Nominating and Corporate Governance Committee considers risks relating to management succession planning and corporate governance matters.

Anti-Hedging and Anti-Pledging Policy

In addition to our insider trading and disclosure policy applicable to all directors, officers and employees generally, we have special trading procedures for insiders that is applicable to all of our directors, executive officers and certain designated employees (the “designated insiders”) that prohibits such designated insiders from certain hedging and pledging activities related to our securities. The policy prohibits those designated insiders and their affiliated persons (as defined in the special trading procedures addendum to the insider trading policy) from engaging in any purchases or sales of puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities unless such transaction has been approved by the Nominating and Corporate Governance Committee of the Board. In addition, such designated insiders are prohibited from using the Company’s securities as collateral in a margin account and may not pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee of the Board.

Director Orientation and Continuing Education

Our Nominating and Corporate Governance Committee oversees the orientation process for new members of our Board to ensure that they are familiar with the Company’s operations, financial matters, corporate governance practices and other key policies and practices through the preparation and review of background material and management meetings as appropriate. In addition, our Nominating and Corporate Governance Committee seeks to identify and encourage training and continuing education opportunities for all directors in order to improve both our Board and its committees’ performance.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. We will provide a copy of our Code of Business Conduct and Ethics without charge to any person upon written request made to Rocket Lab USA, Inc., 3881 McGowen Street, Long Beach CA 90808, Attention: Corporate Secretary. Our Code of Business Conduct and Ethics is also available in the investor relations section of our website at https://investors.rocketlabusa.com. We will disclose any waivers or amendments to the provisions of our Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions on our website.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with our management and Deloitte & Touche LLP, our independent registered public accounting firm, our audited financial statements contained in our Annual Report to Stockholders filed on Form 10-K for the fiscal year ended December 31, 2022. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board standards.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board (and the Board subsequently approved the recommendation) that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 7, 2023.

Audit Committee:

Jon Olson

Edward Frank

Matt Ocko

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, a committee of the Board, the lead independent director, the non-management or independent directors as a group or with the Chairman or any other individual director, regarding matters related to the Company should send the communication to:

Board or Chairman, lead independent director, individual director, committee or group of directors

Rocket Lab USA, Inc.

c/o Rocket Lab USA, Inc.

Corporate Secretary

3881 McGowen Street

Long Beach, California

We will forward all stockholder and other interested party correspondence about the Company to the Board, a committee of the Board, the lead independent director, the non-management or independent directors as a group or with the Chairman or any other individual director, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been an officer or employee of our Company during the last fiscal year. During 2022, decisions regarding executive officer compensation were made by our Compensation Committee. Mr. Beck, our Chief Executive Officer, participated in deliberations of our Compensation Committee regarding the determination of compensation of our executive officers other than himself for 2022 and prior periods. None of our executive officers currently serves or in the past has served, as a member of the or the Compensation Committee of another entity that has one or more executive officers serving on our Board.

Compensation Committee Report

The information contained in this compensation committee report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act or (iv) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that TPI Composites specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed “filed” under either the Securities Act or the Exchange Act.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management. Based on such review and discussions, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis section be included in this proxy statement for the year ended December 31, 2022, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Compensation Committee

Merline Saintil (Chair)

Edward Frank

Michael Griffin

Matt Ocko

Board Diversity Matrix

The matrix below summarizes certain information regarding the diversity of our Board as of the date of this Proxy Statement. Each of the categories listed in the table below has the meaning set forth in Nasdaq Rule 5605(f).

Board Diversity Matrix for Rocket Lab USA, Inc.
As of April 28, 2023

Total Number of Directors: 8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7
Part II: Demographic Background
African American or Black	1
Alaskan Native or American Indian
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	7
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the 2022 compensation for our principal executive officer, our principal financial officer, the one most highly compensated executive officer (other than our principal executive officer and principal financial officer) at fiscal year-end who was serving as an executive officer at the end of the last completed fiscal year and the one individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year (together, our “Named Executive Officers”). For 2022, our Named Executive Officers were:

•	Peter Beck, our Founder, President and Chief Executive Officer (our “CEO”);

•	Adam C. Spice, our Chief Financial Officer (our “CFO”);

•	Arjun Kampani, our Senior Vice President, General Counsel and Corporate Secretary; and

•	Shaun O’Donnell, our former Executive Vice President, Global Operations.

This Compensation Discussion and Analysis describes the material elements of our executive compensation during 2022. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee and our Board arrived at the specific compensation decisions for our Named Executive Officers in 2022 and discusses the key factors that were considered in determining their compensation.

Executive Transitions

On April 11, 2022, Mr. Kampani was appointed our Senior Vice President, General Counsel and Corporate Secretary, effective April 11, 2022. Mr. Kampani leads our legal and regulatory affairs.

On October 25, 2022, Mr. O’Donnell moved from our Executive Vice President, Global Operations to serve in a new position as our Chief Engineer, Special Programs. As a result of his transition to his new role, Mr. O’Donnell no longer serves as an executive officer of the Company.

Executive Summary

Who We Are

We are an end-to-end space company with an established track record of mission success. We deliver reliable launch services, spacecraft design services, spacecraft components, spacecraft manufacturing and other spacecraft and on-orbit management solutions that make it faster, easier and more affordable to access space. We believe that space has defined some of humanity’s greatest achievements and it continues to shape our future. We are motivated by the impact we can have on Earth by making it easier to get to space and to use it as a platform for innovation, exploration and infrastructure.

2022 Business Highlights

2022 was a strong year for us marked by significant achievements across our business. 2022 business highlights included the following:

•	Full year 2022 revenue of $211 million, representing year-on-year growth of 239%.

•	Full year 2022 broad based growth with Launch Services growing by 56% and Space Systems growing by 546% sequential growth.

•	Full year 2022 GAAP and non-GAAP gross margins of 9% and 21%, versus (3)% and 16% in prior full year 2021.

•	Backlog increased from $241 million at December 31, 2021 to $504 million as of December 31, 2022.

Executive Compensation Highlights

Based on our overall operating environment and these results, our Board took the following key actions with respect to the compensation of our Named Executive Officers for and during 2022:

•	Base Salaries. Approved an annual base salary increase for our CEO of 11.6%.

•	Discretionary Cash Bonuses. For our Named Executive Officers, approved discretionary cash bonus awards.

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Long-Term Incentive Compensation. Granted a long-term incentive compensation opportunity in the form of a restricted stock unit (“RSU”) award with target value of approximately $9 million to our CFO. None of our other then-Named Executive Officers received an equity award grant in 2022.

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Compensation Arrangements with Mr. Kampani. In connection with his appointment as our Senior Vice President, General Counsel and Corporate Secretary, we entered into an employment agreement dated April 11, 2022 (the “Kampani Employment Agreement”) with Mr. Kampani. Pursuant to the Kampani Employment Agreement, our initial compensation arrangements with Mr. Kampani were as follows:

•	an initial annual base salary of $400,000;

•	participation in any Company annual bonus plan adopted in the future, subject to receipt of a bonus of no less than $50,000 for 2022, regardless of our Company annual bonus plan or achievement;

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an RSU award that may be settled for shares of our common stock with a fair market value equal to $3,200,000, with the number of units subject to the award to be determined by dividing the award’s total dollar value by the average of the closing market price on the Nasdaq of one share of our common stock over the trailing 30 trading day period ending on the last day immediately prior to the date of grant. Each unit representing a contingent right to receive one share of our common stock for each unit that vests. The RSU award vests as to one-sixteenth of the units subject to the award on the first March 1st, May 22nd, August 22nd and November 22nd (each, a “Vesting Date”) following the calendar quarter in which August 22, 2022 (the “Vesting Commencement Date”) occurs and one-sixteenth of the units subject to the award will vest on each Vesting Date thereafter, in each case subject to Mr. Kampani maintaining a continuous service relationship with us through such date; and

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participation in all employee benefit plans, policies and programs available generally to our other executive officers under the employee benefit plans, policies and programs that may be established by us and as may be in effect from time to time, subject to the applicable terms and conditions of the benefit plans in effect from time to time.

Mr. Kampani was also designated as a “Covered Employee” eligible to participate in the Rocket Lab USA, Inc. Executive Severance Plan (the “Executive Severance Plan”), eligible to participate as a “Tier 2 Executive” under the Executive Severance Plan. For a summary of the material terms and conditions of the Executive Severance Plan, see “Executive Compensation—Potential Payments on Termination or Change in Control” below.

Mr. Kampani’s employment agreement was negotiated on our behalf by Adam Spice and approved by our Board. In establishing his initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to manage a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate him into the executive compensation structure that we had developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations.

Relationship Between Pay and Performance

We design our executive compensation program to align the attraction, motivation and retention of our executive officers, including our Named Executive Officers, with the goal of promoting the interests of our stockholders. To ensure this balance and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our executive officers’ target annual total direct compensation opportunity is both “at-risk” and variable in nature.

We emphasize variable compensation that appropriately rewards our executive officers through the following two principal compensation elements:

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First, we provide the opportunity to earn discretionary cash payments if they produce short-term results aligned with long-term stockholder value that meet or exceed certain business objectives set forth in our annual operating plan.

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In addition, we grant RSU awards, which in the aggregate comprise a majority of their target total direct compensation opportunities. The value of these equity awards depends entirely on the value of our common stock, thereby incentivizing our executive officers to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that, each year, a substantial portion of our executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

We believe that these compensation elements provide balanced incentives for our executive officers to meet our business objectives and drive long-term growth. To ensure that we remain faithful to our compensation philosophy, the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years and our performance over this period.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during 2022:

What We Do:

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Maintain Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who determine our compensation policies and practices and who have established effective means for communicating with our stockholders regarding their executive compensation views and concerns, as described in this Proxy Statement.

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Annual Executive Compensation Review. The Compensation Committee reviews and approves our compensation strategy annually, including a review of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

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Maintain Independent Compensation Advisor. The Compensation Committee engaged its own compensation consultant to assist with its 2022 compensation review. This consultant performed no other consulting or other services for us in 2022.

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Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives.

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“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid).

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Health or Welfare Benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other full-time, salaried employees, including payment of health care benefits for employees at the level of director and above.

•	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

What We Don’t Do:

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No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our Section 401(k) retirement plan on the same basis as our other employees.

•	Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers.

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No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than on standard relocation benefits and cell phone reimbursement.

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No Tax Payments on Change-in-Control Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

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Limited Hedging or Pledging of Our Securities Without Pre-Clearance. Our executive officers, the members of our Board and certain designated employees (and certain related persons and entities) are prohibited from (i) buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities or (ii) pledging our securities as collateral for a loan (or modify an existing pledge), unless such transaction or pledge has been approved by the Nominating and Corporate Governance Committee of our Board.

Non-Binding Stockholder Advisory Vote on Our Named Executive Officer Compensation

At the Annual Meeting of Stockholders to which this Proxy Statement relates, we will be conducting our initial non-binding stockholder advisory vote on named executive officer compensation (commonly referred to as a “Say-on-Pay vote”). See Proposal 4 in this Proxy Statement.

In addition, at the Annual Meeting of Stockholders to which this Proxy Statement relates, we will be conducting a non-binding stockholder advisory vote on the frequency of future Say-on-Pay votes. See Proposal 3 in this Proxy Statement. Our stockholders will be given the opportunity to express a preference for holding future Say-on-Pay votes on an annual, biennial or triennial basis.

We value the opinions of our stockholders. Our Board and the Compensation Committee will consider the outcome of the initial and future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. We strive to provide an executive compensation program that is competitive, rewards achievement of our business objectives and aligns our executive officers’ interests with those of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	provide market competitive compensation and benefit levels that will attract, motivate, reward and retain a highly talented team of executives within the context of responsible cost management;

•	establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives;

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align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and

•	offer total compensation opportunities to our executives that are competitive, internally consistent and fair.

We structure the annual compensation of our executive officers using the following principal elements: base salary, discretionary cash bonus opportunities and long-term equity incentive opportunities in the form of equity awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers, including our Named Executive Officers and stockholders and to link pay with performance.

We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. As described below, the Compensation Committee considers a variety of factors in formulating and proposing the appropriate yearly mix among such compensatory elements, including our compensation philosophy and the value of outstanding equity awards granted in prior years.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee discharges the responsibilities of our Board relating to the compensation of our executive officers, including our Named Executive Officers. The Compensation Committee has the authority to make decisions regarding the compensation of our executive officers, including our Named Executive Officers and formulate recommendations for our Board regarding the compensation of the non-employee members of our Board. The Compensation Committee has the overall responsibility for overseeing our compensation and benefits policies generally and overseeing and evaluating the compensation plans, policies and practices applicable to our executive officers.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices and reviews the performance of our executive officers when making decisions with respect to their compensation.

The Compensation Committee’s authority, duties and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at https://investors.rocketlabusa.com.

The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the Compensation Committee exercises its own judgment in determining the compensation of our executive officers, including our Named Executive Officers.

Setting Target Total Direct Compensation

Each year, the Compensation Committee conducts an annual review of the compensation arrangements of our executive officers, including our Named Executive Officers, typically during the first half of the year. As part of this review, the Compensation Committee evaluates the base salary levels, cash bonus opportunities and long-term incentive compensation opportunities of our executive officers and all related performance criteria.

The Compensation Committee does not establish a specific target for formulating the target total direct compensation opportunities of our executive officers. In formulating its decisions about the compensation of our executive officers, the members of the Compensation Committee rely primarily on their general experience and subjective considerations of various factors, including the following:

•	our executive compensation program objectives;

•	our performance against the financial, operational and strategic objectives established by the Compensation Committee and our Board;

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each individual executive officer’s knowledge, skills, experience, qualifications and tenure relative to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;

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the scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;

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the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

•	the potential of each individual executive officer to contribute to our long-term financial, operational and strategic objectives;

•	the retention risk (and related replacement cost) of each individual executive officer;

•	our CEO’s compensation relative to that of our executive officers and compensation parity among our executive officers;

•	our financial performance relative to our peers;

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the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•	the recommendations of our CEO with respect to the compensation of our executive officers (except with respect to his own compensation).

These factors provide the framework for formulating and making decisions regarding the compensation opportunity for each executive officer, including each Named Executive Officer. No single factor is determinative in developing these decisions, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in formulating and developing its compensation decisions for our executive officers. The members of the Compensation Committee consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer and business judgment in making their decisions.

The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our executive officers. Instead, in formulating and making its decisions, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our executive officers, including our Named Executive Officers (except with respect to his own compensation), based on his evaluation of their performance for the prior year.

At the end of each year, our CEO reviews the performance of our other executive officers including our Named Executive Officers, based on such individual’s level of success in accomplishing the business objectives established for him or her for the year and his or her overall performance during that year and then shares these evaluations with and makes recommendations to, the Compensation Committee for each element of compensation as described above. The annual business objectives for each executive officer are developed through mutual discussion and agreement between our CEO and the executive officers and take into account the Company’s business objectives, which are reviewed with our Board.

The Compensation Committee reviews and discusses the proposals and recommendations with our CEO and considers them as one factor in formulating and making its decisions with respect to the compensation of our executive officers, including our Named Executive Officers. Our CEO also attends meetings of our Board and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the Compensation Committee and its chair and serves at the discretion of the Compensation Committee, which reviews the engagement annually.

In 2022, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our executive officers, including our Named Executive Officers and with the data analysis and selection of the compensation peer group.

During 2022, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services, including the following:

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the review and analysis of the base salary levels, cash bonus opportunities and long-term incentive compensation opportunities of our Named Executive Officers against competitive market data based on the companies in our compensation peer group and selected compensation surveys;

•	an assessment of executive compensation trends within our industry and updating on corporate governance and regulatory issues and developments;

•	a review and analysis of the compensation paid to the non-employee members of our Board;

•	a review and analysis of our executive equity strategy and benchmarks;

•	a competitive market analysis of the compensation for the General Counsel position;

•	a competitive market analysis of the compensation for the top Legal position;

•	a review and analysis of equity utilization and burn rates;

•	an equity compensation retention analysis;

•	consultation with the Compensation Committee chair and other members between Compensation Committee meetings; and

•	support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement includes reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers. In 2022, Compensia did not provide any other services to us.

The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during 2022. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Nasdaq Rule 5605(d)(3)(D) and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.

Competitive Positioning

The Compensation Committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of aerospace and aircraft-related companies that are similar to us in terms of revenue, market capitalization and industry focus. The competitive data drawn from this compensation peer group is one of several factors that the Compensation Committee uses to formulate and make its decisions with respect to the compensation of our executive officers, including our Named Executive Officers.

In November 2021, the Compensation Committee directed Compensia to develop and propose a compensation peer group to reflect current market conditions. In identifying and selecting the companies to comprise the compensation peer group, Compensia considered the following primary criteria:

•	publicly traded companies in the aerospace and defense, cable and satellite and other space and aircraft-related industries, preferably located in California;

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similar revenues – within a range of approximately 0.3x of our then-trailing four quarters’ revenue of approximately $56 million to approximately 9.0x of our then-trailing four quarters’ revenue (companies with revenues up to approximately $500 million);

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similar market capitalization – within a range of approximately 0.25x to approximately 4.0x of our 30-day average market capitalization of approximately $6.2 billion (companies with market capitalizations of approximately $1.5 billion to approximately $25.0 billion);

•	high revenue growth; and

•	an initial public offering of equity securities since 2012.

The compensation peer group as approved by the Compensation Committee in May 10, 2022 consisted of the following publicly traded companies:

AeroVironment	BlackLine	Joby Aviation
Alteryx	BlackSky Technology	Luminar Technologies
Ambarella	Coupa Software	Maxar Technologies
Anaplan	Embark Technology	Proterra
AppFolio	Fisker	QuantumScape
Archer Aviation	Five9	Spire Global
Astra Space	Globalstar	TuSimple Holdings
Virgin Galactic Holdings

The Compensation Committee uses data drawn from the companies in our compensation peer group, as well as data from custom data cuts drawn from the Radford Global Technology Survey database (including separate survey cuts of California technology companies with revenues between $200 million and $500 million and all U.S. technology companies with revenues between $200 million and $500 million), to evaluate the competitive market when formulating and making its decisions for the total direct compensation packages for our executive officers, including base salary, cash bonus opportunities and long-term incentive compensation opportunities.

The Compensation Committee intends to review our compensation peer group at least annually and make adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

Generally, our executive compensation program consists of the following principal elements – base salary, cash bonus opportunities and long-term incentive compensation in the form of equity awards:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain executives by providing fixed compensation amounts that are competitive in the market and reward performance

Cash Bonuses	Variable	Cash	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives

Long Term Equity Incentive Compensation	Variable	Equity awards in the form of RSU awards	Designed to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our executive officers each year as part of its annual review of our executive compensation program, with input from our CEO (except with respect to his own base salary) and makes decisions for adjustments as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion and market conditions.

In May 2022, the Compensation Committee reviewed the base salaries of our executive officers, including our Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee determined to adjust the base salaries of each of our executive officers to bring their base salaries to levels that were comparable to those of similarly situated executives in the competitive marketplace. The Compensation Committee approved the annual base salary increase for Mr. Spice at its May 10, 2022 meeting.

The base salaries of our Named Executive Officers as determined for 2022 were as follows:

Named Executive Officer	2021 Annual Base Salary ($)	2022 Annual Base Salary ($) (1)	Percentage Adjustment
Mr. Beck	$448,000	$500,000	11.6%
Mr. Spice	$318,000	$407,000	28%
Mr. Kampani(2)	N/A	$400,000	—
Mr. O’Donnell (3)	$232,580	$284,728	22%

(1)	These annual base salary increases were effective April 2022.
(2)	Mr. Kampani’s annual base salary for 2022 was $400,000, as set forth in his employment agreement with the Company entered into in 2022.
(3)	Mr. O’Donnell’s annual base salary was increased in April 2022, but later decreased in October 2022, in connection with the assumption of his current role as our Chief Engineer, Special Programs.

The base salaries paid to our Named Executive Officers during 2022 are set forth in the “Executive Compensation – 2022 Summary Compensation Table” below.

Discretionary Cash Bonuses

In 2023, our Compensation Committee reviewed the cash compensation of our executive officers, including our Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct

Compensation” above. Following this review, the Compensation Committee determined to approve discretionary bonuses to our Named Executive Officers for their performance in 2022 in helping the Company to achieve its annual business objectives. The discretionary bonuses were as follows:

Named Executive Officer	Discretionary Bonus Payout ($)
Mr. Beck	$350,000
Mr. Spice	$202,860
Mr. Kampani(1)	$108,548
Mr. O’Donnell	$41,813

(1)	Mr. Kampani’s bonus amount was pro-rated to his commencement of employment with the Company in April 2022.

Long-Term Equity Incentive Compensation

As a technology company that encounters significant competition for qualified personnel, long-term incentive compensation plays a critical role in our ability to attract, hire, motivate and reward qualified and experienced executive officers. The use of long-term incentive compensation in the form of equity awards is necessary for us to compete for qualified executive officers without significantly increasing cash compensation and is the most important element of our executive compensation program. We use equity awards to incentivize and reward our executive officers, including our Named Executive Officers, for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with the interests of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain our executive officers in a highly competitive market. Because RSU awards have value to the recipient even in the absence of stock price appreciation, our Board and the Compensation Committee believe that we are able to incentivize and retain our executive officers using fewer shares of our common stock than would be necessary if we used stock options to provide an equity stake in the Company. Since the value of RSU awards increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our executive officers that are aligned with the interests of our stockholders.

To date, the Compensation Committee has not applied a rigid formula in developing its recommendations with respect to the size of the equity awards to be granted to our executive officers. Instead, in making these recommendations, the Compensation Committee has exercised its judgment as to the amount of the awards after considering a competitive market analysis prepared by its compensation consultant, the outstanding equity holdings of each executive officer (including the current economic value of his or her unvested equity holdings and the ability of these unvested holdings to satisfy our retention objectives), the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of the companies in our compensation peer group and other recently-public technology companies, the potential voting power dilution to our stockholders in relation to the median practice of the companies in our compensation peer group and the other factors described in “Compensation-Setting Process — Setting Target Total Direct Compensation” above. Based upon these factors, the Compensation Committee formulates and determines the size of each award it proposes to recommend at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

On May 12, 2022, as part of its annual review of our executive compensation program and after taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO (except with respect to his own equity award), as well as the factors described in the preceding paragraph, the Compensation Committee determined to grant our CFO an RSU award with a target value of approximately $9 million with time-based vesting requirements. None of our other Named Executive Officers were granted an equity award in 2022 (except for Mr. Kampani, who was granted an RSU award in connection with his appointment as our Senior Vice President, General Counsel and Corporate Secretary, as described in “Executive Summary – Executive Compensation Highlights” above).

The RSU award granted to Mr. Spice vests over a four-year period, with one-sixteenth of the total number of units subject to the award vesting on August 22, 2022 and one-sixteenth of the total number of units subject to the award vesting on each of March 1st, May 22nd, August, 22nd and November 22nd thereafter, in each case subject to Mr. Spice’s continuous service relationship with us through each applicable vesting date. Each unit granted pursuant to the RSU award represents a contingent right to receive one share of our common stock for each unit that vests.

The equity awards granted to our Named Executive Officers during 2022 are set forth in the “Executive Compensation – 2022 Summary Compensation Table” and the “Executive Compensation – Grants of Plan-Based Awards Table for Fiscal Year 2022” below.

Health and Welfare Benefits

Our Named Executive Officers are eligible to participate in the same employee benefit plans and on the same terms and conditions, as all other full-time, salaried U.S. employees. These benefits include medical, dental and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits, reimbursement for mobile phone coverage and an employee stock purchase plan.

We maintain the Rocket Lab USA Inc. Section 401(k) Profit Sharing Plan & Trust, a tax-qualified retirement plan that provides eligible employees, including our United States-based Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis (the “Section 401(k) Plan”). Retirement plan participants are able to defer eligible compensation subject to applicable annual limits under the Internal Revenue Code (the “Code”). Participants pre-tax or Roth contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Participants are immediately and fully vested in their contributions. We match each participant’s contribution up to a maximum of 3% of their eligible compensation, subject to three-year vesting. The Section 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the plan’s related trust intended to be tax exempt under Section 501(a) of the Code.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective and for recruitment and retention purposes. In 2022, none of our Named Executive Officers, other than our CEO, received perquisites or other personal benefits in amounts equal to or greater than $10,000.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

We have entered into written employment agreements or employment offer letters with each of our Named Executive Officers. We believe that these agreements were necessary to secure the service of these individuals in a highly competitive job market.

Each of these employment agreements does not have a specific term and provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time without cause). These employment agreements generally set forth the Named Executive Officer’s base salary, target annual cash bonus opportunity and eligibility to receive annual equity awards based upon performance and award guidelines as established by our Board or the Compensation Committee. In addition, to the extent applicable, each employment agreement or employment offer letter also includes certain restrictive covenants, effective during the Named Executive Officer’s employment with us and for a six-month period thereafter. Further, each of our Named Executive Officers are also subject to intellectual property assignment and perpetual confidentiality provisions that protect our commercial interests.

These employment agreements also provided that each Named Executive Officer is eligible to receive severance payments and benefits upon a qualifying termination of employment. Such provisions have been subsequently replaced by the Executive Severance Plan, as more fully described in “Post-Employment Compensation” below.

For detailed descriptions of the employment arrangements with our Named Executive Officers, see “Executive Compensation – Potential Payments on Termination or Change in Control” below.

Post-Employment Compensation

We have adopted the Executive Severance Plan in which each of our Named Executive Officers is a participant. The Executive Severance Plan provides for certain protections in the event of specified involuntary terminations of employment (including a termination of employment by us “without cause” or a resignation of employment for “good reason” (as such terms are defined in the Executive Severance Plan (a “qualifying termination”)), including a qualifying termination in connection with a change in control of the Company), in exchange for executing and not revoking our then-standard separation agreement and release of claims and reaffirmation of his “restrictive covenants agreement” (as defined in the Executive Severance Plan). The Executive Severance Agreements provide reasonable compensation in the form of severance pay and certain limited benefits to a Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation agreement and release of claims in a form and with terms acceptable to us providing for a general release of all claims as a condition to receiving post-employment compensation payments or benefits. In addition, we believe these agreements align the interests of our Named Executive Officers and our stockholders when considering our long-term future. One of the primary purposes of these agreements in the case of a change in control of the Company is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive officer and our stockholders.

Under the Executive Severance Plan, all payments and benefits in the event of a change in control of the Company are payable only if there is a connected loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). We use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our Named Executive Officers.

In the event of a change in control of the Company, to the extent Section 4999 of the Code is applicable to a Named Executive Officer, such individual is entitled to receive either (i) payment of the full amounts specified in the Executive Severance Plan to which he is entitled or (ii) payment of such amount that is less than the amount that would otherwise trigger the excise tax imposed by Section 4999, depending on which results in the Named Executive Officer receiving the greater net after-tax benefit.

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when developing its recommendations with respect to the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

For detailed descriptions of the post-employment compensation arrangements with our Named Executive Officers under the Executive Severance Plan, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Executive Compensation – Potential Payments on Termination or Change in Control” below.

Other Compensation Policies

Hedging and Pledging Prohibitions

Under our Special Trading Procedures for Insiders, our executive officers, the members of our Board and certain designated employees (and certain related persons and entities) are prohibited from (i) selling any of our securities that are not owned by such individual at the time of sale (a “short sale”), (ii) buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities, at any time unless such transaction has been approved by the Nominating and Corporate Governance Committee of our Board or (iii) use our securities as collateral in a margin account.

In addition, our executive officers, the members of our Board and certain designated employees (and certain related persons and entities) are prohibited from pledging our securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee of our Board.

Tax and Accounting Considerations

The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.

Deductibility of Executive Compensation

Under Section 162(m) of the Code, compensation paid to our “covered executive officers” (which include our CEO and CFO) and except for certain “grandfathered” arrangements, will not be deductible to the extent it exceeds $1 million. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

EXECUTIVE COMPENSATION

2022 Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to Rocket Lab’s Named Executive Officers for services rendered to Rocket Lab in all capacities in fiscal years ended December 31, 2022, 2021 and 2020, respectively. Certain amounts were paid in New Zealand Dollars (“NZD”) and converted to United States Dollars (“USD”) for purposes of reporting such amounts below using an exchange ratio of NZD 1:USD 0.7304 reported on the Wall Street Journal on February 22, 2021 for compensation awarded, earned or paid in the fiscal year ended December 31, 2020; NZD 1:USD 0.6841 reported on the Wall Street Journal on December 31, 2021 for compensation awarded, earned or paid in the fiscal year ended December 31, 2021; and NZD 1:USD 0.6349 reported on the Wall Street Journal on December 31, 2022 for compensation awarded, earned or paid in the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All other Compensation ($)		Total ($)
Peter Beck	2022	486,751	(4)	350,000	—	—	1,069	(5)	837,820
President, Chief Executive Officer and Chairman of the Board	2021	306,459		—	—	—	18,788		325,247
	2020	327,000		—	—	—	46,434		373,434
Adam Spice	2022	383,111	(6)	202,860	9,536,750	—	7,757	(7)	10,130,478
Chief Financial Officer	2021	315,774		—	—	4,707,448	6,168		5,029,390
	2020	309,000		123,600	—	—	6,747		439,347
Arjun Kampani Senior Vice President, General Counsel and Corporate Secretary (8)	2022	284,615	(9)	108,548	3,212,382	—	3,489	(7)	3,609,034
Shaun O’Donnell Chief Engineer – Special Projects (10)	2022	284,728	(11)	41,813	—	—	—		326,541
	2021	232,580		—	4,934,039	—	—		5,166,619
	2020	248,000		99,280	—	—	—		347,280

(1)	The amounts represent discretionary bonuses paid to the named executive officers.
(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the RSUs granted during the applicable fiscal year, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. These amounts also do not reflect the actual economic value that may be realized by the Named Executive Officers upon the vesting and settlement of RSUs or the sale of the common stock underlying such awards.

(3)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during the applicable fiscal year, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. These amounts also do not reflect the actual economic value that may be realized by the Named Executive Officers upon the exercise of the stock options or the sale of the common stock underlying such stock options.

(4)	Mr. Beck’s base salary increased from $448,000 to $500,000, effective as of April 4, 2022.
(5)	The amount represents Mr. Beck’s cell phone reimbursements.
(6)	Mr. Spice’s base salary increased from $318,270 to $407,000, effective as of April 3, 2022.
(7)	The amount represents employer matching contributions under our 401(k) ($6,797 for Mr. Spice and $2,769 for Mr. Kampani) and cell phone reimbursements ($960 for Mr. Spice and $720 for Mr. Kampani).

(8)

Mr. Kampani commenced employment with us on April 11, 2022 as the Company’s Senior Vice President, General Counsel and Corporate Secretary. Mr. Kampani was not a Named Executive Officer for 2021 or 2020.

(9)	The amount represents the pro-rated salary that Mr. Kampani received in 2022 based on when he commenced employment with us. His annualized base salary for 2022 was $400,000.
(10)

Effective as of October 25, 2022, Mr. O’Donnell assumed a new position within the Company and moved from Executive Vice President, Global Operations to serve as the Company’s Chief Engineer, Special Programs. As a result of his new role, Mr. O’Donnell was no longer an executive officer of the Company.

(11)

Mr. O’Donnell’s base salary increased from NZD 340,000 (USD 215,866) to NZD 500,000, (USD 317,450) effective as of April 4, 2022 and subsequently decreased to NZD 450,000, (USD 285,705) effective as of October 25, 2022.

Grants of Plan-Based Awards Table for Fiscal Year 2022

The following table sets forth the individual awards made to each of our Named Executive Officers during 2022. For a description of the types of awards indicated below, please see our “Compensation Discussion and Analysis” above.

Name (1)		Grant date	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		Grant Date Fair Value of Stock and Option Awards ($)(3)
Adam Spice	Time- based RSUs	5/12/2022	1,837,524	(4)	9,536,750
Arjun Kampani	Time- based RSUs	5/12/2022	618,956	(4)	3,212,382

(1)

Messrs. Beck and O’Donnell did not receive grants of equity awards during fiscal year 2022. None of the Named Executive Officers received payments under a non-equity incentive plan during fiscal year 2022.

(2)

The amounts shown represent time-based RSUs granted pursuant to our 2021 Stock Option and Incentive Plan (the “2021 Plan”), which amounts will be payable in shares of our common stock if the service-based conditions for such time-based RSUs are met.

(3)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the equity awards granted during 2022, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Such grant-date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. These amounts also do not reflect the actual economic value that may be realized by the Named Executive Officers upon the vesting or settlement of RSUs or the sale of the common stock underlying such awards.

(4)

1/16th of the RSUs vested on August 22, 2022 and 1/16th of the RSUs will vest on each March 1st, May 22nd, August 22nd and November 22nd thereafter, in each case subject to the applicable Named Executive Officer’s continuous service relationship through each applicable vesting date.

Outstanding Equity Awards at 2022 Fiscal Year End Table

The following table sets forth information concerning outstanding equity awards held by each of the Named Executive Officers as of December 31, 2022.

			Option Awards(1)					Stock Awards(2)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(3)
Peter Beck	—	—	—			—	—	—		—
Adam Spice	8/3/2018	5/25/2018	5,121,652	(4)	—	1.09	8/3/2028	—		—
	5/12/2022	5/12/2022	—			—	—	1,607,834	(5)	6,061,534
Arjun Kampani	5/12/2022	4/11/2022	—			—	—	541,587	(5)	2,041,783
Shaun O’Donnell	8/3/2018	8/3/2018	1,723,908	(4)	—	1.09	8/3/2028	—		—
	6/6/2019	6/30/2019	—			—	—	90,596	(6)	341,547

(1)

Each option is subject to the terms of our Second Amended and Restated 2013 Stock Option and Grant Plan (the “2013 Plan”). The options are subject to certain acceleration of vesting provisions pursuant to the Executive Severance Plan.

(2)

Each stock award granted prior to September 2021 is subject to the terms of our 2013 Plan and each stock award granted after September 2021 is subject to the terms of our 2021 Plan. The equity awards are subject to certain acceleration of vesting provisions pursuant to the Executive Severance Plan.

(3)

Computed in accordance with SEC rules as the number of unvested shares or units multiplied by the closing market price of a share of our common stock on December 30, 2022, the last trading day of our 2022 fiscal year, which was $3.77.

(4)	Shares subject to the stock option have fully vested.
(5)

1/16th of the RSUs vested on August 22, 2022 and 1/16th of the RSUs will vest on each March 1st, May 22nd, August 22nd and November 22nd thereafter, in each case subject to the applicable Named Executive Officer’s continuous service relationship through each applicable vesting date.

(6)

The RSUs are subject to both a service-based vesting condition and liquidity-based vesting condition. The liquidity-based vesting condition was waived by the Board for these RSUs on September 6, 2022. 1/16th of the RSUs will satisfy the service-based vesting condition at the end of each calendar quarter following June 30, 2019, subject to the applicable Named Executive Officer’s continuous service relationship through each applicable vesting date.

Option Exercises and Stock Vested in Fiscal Year 2022 Table

The following table sets forth the number of shares acquired and the value realized upon the vesting of RSUs during the fiscal year ended December 31, 2022, by each of our Named Executive Officers. No stock options were exercised in 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Peter Beck	—	—
Adam Spice	229,690	1,131,223
Arjun Kampani	77,369	381,042
Shaun O’Donnell	634,176	3,214,366

(1)	The value realized upon vesting of RSUs is calculated by multiplying the number of shares of RSUs vested by the closing price of a share of our common stock on the vesting date.

Potential Payments on Termination or Change in Control

Executive Severance Plan

We maintain an Executive Severance Plan that provides for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment in connection with a change in control of the Company. All of our Named Executive Officers participate in the Executive Severance Plan, which benefits supersede any severance provisions provided in our Named Executive Officers’ employment agreements.

The Executive Severance Plan provides that upon a termination of employment by us other than for “cause”, death or “disability” or upon a resignation by an eligible participant for “good reason”, in either case outside of the “change in control period” (i.e., the period beginning on the date of a “change in control” (each term as defined in the Executive Severance Plan) and ending on the one-year anniversary of such change in control date), the participant will be entitled to receive, subject to the execution and delivery of a separation agreement and release containing, among other provisions, an effective release of claims in favor of the Company and reaffirmation of the “restrictive covenants agreement” (as defined in the Executive Severance Plan), (i) a severance amount equal to 6 months of the participant’s annual base salary (or 12 months for the Chief Executive Officer) in effect immediately prior to such termination (or the participant’s annual base salary in effect for the year immediately prior to the year of termination occurs, if higher), payable over 6 months (or 12 months for the Chief Executive Officer) and (ii) up to 6 monthly (or 12 monthly for the Chief Executive Officer) cash payments equal to the monthly employer contribution that we would have made to provide health insurance for the applicable participant if he had remained employed by us, based on the premiums as of the date of termination.

The Executive Severance Plan also provides that upon a termination of employment by us other than for cause, death or disability or upon a resignation by an eligible participant for good reason, in either case within the change in control period, the participant will be entitled to receive, in lieu of the payments and benefits described above and subject to the execution and delivery of an a separation agreement and release containing, among other provisions, an effective release of claims in favor of the Company and reaffirmation of the restrictive covenants agreement, (i) a lump sum cash severance amount equal to 100% of the participant’s annual base salary (or 150% for the Chief Executive Officer) in effect immediately prior to such change in control (or the participant’s annual base salary in effect for the year immediately prior to the year of termination, if higher), (ii) a lump sum amount equal to 100% of the participant’s annual target bonus (or 150% for the Chief Executive Officer) in effect immediately prior to such change in control (or the participant’s annual target bonus in effect immediately prior to such change in control, if higher), (iii) a lump sum amount equal to the monthly employer contribution that we would have made to provide health insurance for the participant if he had remained employed by us for 12 months (or 18 months for the Chief Executive Officer) following the date of termination, based on the premiums as of the date of termination and (iv) for all outstanding and unvested equity awards of the Company that are subject to time-based vesting held by the participant, full accelerated vesting of such awards; provided, that any outstanding and unvested equity awards subject to performance conditions may become vested, exercisable and/or nonforfeitable to the extent specified in the applicable award agreement.

The payments and benefits provided under the Executive Severance Plan in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject an eligible participant to an excise tax under Section 4999 of the Code. If the payments or benefits payable to an eligible participant in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a greater net after-tax benefit to the applicable participant.

The table below quantifies the potential payments and benefits that would have become due to our Named Executive Officers assuming that one of the triggering events below occurred as of December 31, 2022. The table does not include the target annual bonus opportunity that the applicable Named Executive Officer would be entitled to since the bonuses were discretionary. The closing price of a share of our common stock on December 30, 2022, the last trading day of our 2022 fiscal year, was $3.77.

Name	Qualifying Termination Not in Connection with a Change in Control ($)(1)		Qualifying Termination in Connection with a Change in Control ($)(1)
Peter Beck
Cash Severance Payment	500,000	(2)	750,000	(3)
Cash Incentive Bonus Payment	—		—	(4)
COBRA Premiums	—	(5)	—	(6)
Accelerated Equity Vesting	—		—	(7)
Adam Spice
Cash Severance Payment	203,500	(2)	407,000	(3)
Cash Incentive Bonus Payment	—		—	(4)
COBRA Premiums	14,738	(5)	29,476	(6)
Accelerated Equity Vesting	—		6,061,534	(7)
Arjun Kampani
Cash Severance Payment	200,000	(2)	400,000	(3)
Cash Incentive Bonus Payment	—		—	(4)
COBRA Premiums	9,149	(5)	18,298	(6)
Accelerated Equity Vesting	—		2,041,783	(7)
Shaun O’Donnell
Cash Severance Payment	225,000	(2)	450,000	(3)
Cash Incentive Bonus Payment	—		—	(4)
COBRA Premiums	—	(5)	—	(6)
Accelerated Equity Vesting	—		341,547	(7)

(1)

A “qualifying termination” means a termination other than due to cause, death or disability or a resignation for good reason. “Not in connection with a change in control” means outside of the change in control period. “In connection with a change in control” means within the change in control period.

(2)

For Mr. Beck, represents an amount equal to 12 months of his then-current base salary and, in the case of the other Named Executive Officers, represents an amount equal to 6 months of the applicable Named Executive Officer’s then-current base salary.

(3)

For Mr. Beck, represents an amount equal to 150% of his then-current base salary and, in the case of the other Named Executive Officers, represents an amount equal to 100% of the applicable Named Executive Officer’s then-current base salary.

(4)

For Mr. Beck, represents an amount equal to 150% of his target annual bonus opportunity and, in the case of the other Named Executive Officers, represents an amount equal to 100% of the applicable Named Executive Officer’s target annual bonus opportunity, in each case, in effect immediately prior to such qualifying termination.

(5)

Represents cash payments in the amount equal to the monthly employer contribution that the Company would have made towards health insurance for the applicable Named Executive Officer if he had remained employed by the Company, based on premiums as of the date of termination, for 6 months (or 12 months for Mr. Beck). Messrs. Beck and O’Donnell were not eligible for COBRA health insurance continuation coverage.

(6)

Represents cash payments in the amount equal to the monthly employer contribution that the Company would have made towards health insurance for the applicable Named Executive Officer if he had remained employed by the Company, based on premiums as of the date of termination, for 12 months (or 18 months for Mr. Beck). Messrs. Beck and O’Donnell were not eligible for COBRA health insurance continuation coverage.

(7)

Represents the value of acceleration of vesting of 100% of the Named Executive Officer’s outstanding and unvested equity awards with time-based vesting, based on the closing price of a share of our common stock on December 30, 2022, the last trading day of our 2022 fiscal year, which was $3.77. In the event of a change in control where the parties of such change in control do not provide for the assumption, continuation or substitution of equity awards of the Company, any and all outstanding and unvested equity awards subject to time-based vesting conditions held by such Named Executive Officer shall accelerate and become fully vested and exercisable.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer
P
rot
e
ction Act and Item 402(v) of Regulation S-K, we are providing information about the relationship between executive compensation actually paid to our CEO and the other Named Executive Officers (as calculated in accordance with Item 402(v) of Regulation S-K).

Rocket Lab Pay Versus Performance
			Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid for Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:
Year (1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid for PEO (3)			RKLB Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income
2022	$837,820	$837,820	$4,688,684	$2,278,142	$36	$60	-$	135,944,000
2021	$325,246	$325,246	$5,098,005	$7,036,152	$118	$92	-$	117,320,000

(1)
Peter Beck served as the Company’s Principal Executive Officer (our “PEO”) for the entirety of 2021 and 2022 and the Company’s Named Executive Officers other than our PEO (the “Reported NEOs”) for the indicated years were as follows:

–	2022: A. Spice, S. O’Donnell and A. Kampani
–	2021: A. Spice and S. O’Donnell
(2)
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the indicated year in the case of Peter Beck and (ii) the average of the total compensation reported in the Summary Compensation Table for the indicated year for the Reported NEOs for the applicable year other than the Principal Executive Officer for such years.

(3)
Amounts reported in this column represent the compensation actually paid to Peter Beck as the Company’s Chief Executive Officer in the indicated fiscal years, as calculated under Item 402(v) of Regulation S-K based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years. Note that per SEC rules, no adjustments from the Summary Compensation Table reported amounts since Peter Beck held no outstanding equity awards at any point during the years reported above.

PEO
			2021	2022
	Summary Compensation Table - Total Compensation	(a)	$325,246	$837,820
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$0	$0
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$0	$0
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$0	$0
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$0	$0
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$0	$0
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$0	$0

=	Compensation Actually Paid		$325,246	$837,820

(4)
Amounts reported in this column represent the compensation actually paid to the Company’s Named Executive Officers other than Peter Beck in the indicated fiscal year, as calculated under Item 402(v) of Regulation S-K based on the average total compensation for such Named Executive Officers reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

NEO Average
			2021	2022
	Summary Compensation Table - Total Compensation	(a)	$5,098,005		$4,688,684
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$4,820,744		$4,249,711
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$0		$2,701,106
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$2,955,935		$0
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$0		$504,088
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting	(f)	$3,802,956	-$	1,366,026
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$0		$0

=	Compensation Actually Paid		$7,036,152		$2,278,142

Please see footnote 1 for the Reported NEOs included in the average for each indicated fiscal year.

a.	Represents the average Total Compensation as reported in the Summary Compensation Table for the reported Named Executive Officers in the indicated fiscal year.
b.
Represents the average aggregate grant date fair value of the stock awards and option awards granted to the reported Named Executive Officers during the indicated fiscal year, computed in accordance with ASC Topic 718.

c.
Represents the average aggregate fair value as of the indicated fiscal year-end of the reported Named Executive Officers’ outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with ASC Topic 718.

d.
Represents the average aggregate change in fair value (measured from the prior fiscal year-end) during the indicated fiscal year of the outstanding and unvested stock awards and option awards held by the reported Named Executive Officers as of the last day of the indicated fiscal year, computed in accordance with ASC Topic 718.

e.
Represents the average aggregate fair value at vesting of the stock awards and option awards that were granted to the reported Named Executive Officers and vested during the indicated fiscal year, computed in accordance with ASC Topic 718.

f.
Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by the reported Named Executive Officers that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with ASC Topic 718.

g.
Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported Named Executive Officers’ stock awards and option awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with ASC Topic 718.

(5)
Pursuant to Item 402(v) of Regulation S-K, the comparison assumes $100 was invested in our common stock on August 25, 2021, using the closing stock price of the end of the day we began training on the Nasdaq after our merger with Vector Acquisition Corporation (the “Business Combination”). Historic stock price performance is not necessarily indicative of future stock price performance.

(6)	The TSR Peer Group consists of the ARK Space Exploration & Innovation ETF. This calculation assumes that $100 was invested in this index on August 25, 2021 (aligned with the period used in #5 above).
Note that per SEC disclosure rules, our Net Income for 2021 and 2022 is shown in the table above. Since none of our incentive programs for our Named Executive Officers are based on any specific financial criteria, we have omitted the “Company Selected Measure” column.
Relationship Between Pay and Performance
We believe “Compensation Actually Paid” over 2021 and 2022 are reflective of the Compensation Committee’s emphasis on aligning pay and performance given “Compensation Actually Paid” for our non-PEO Named Executive Officers declined year-over-year largely driven by our stock price performance and the emphasis on equity awards in our executive compensation program. The following charts illustrate the relationship between pay and performance, as calculated per Item 402(v) of Regulation S-K:

•	Relationship Between Compensation Actually Paid to the PEO, Average Actually Paid to reported NEOs, and the Company’s Cumulative Total Shareholder Return (“TSR”)

•	The Company’s TSR, measured assuming a $100 investment in the Company’s common stock as of August 25, 2021, increased to $118 by the end of 2021 before declining to $36 by the end of 2022.

•
As calculated in accordance with the SEC disclosure rules, the “Compensation Actually Paid” to our CEO was $325,246 for 2021 and $837,820 for 2022. Since our PEO held no equity awards during 2021 and 2022, PEO “Compensation Actually Paid” for these years was not related to our TSR.

•	For our non-PEO NEOs, the value of compensation fluctuates with on our stock price performance given the emphasis on equity compensation.

•	In 2021, non-PEO “Compensation Actually Paid” reflects the appreciation in the value of equity holdings over 2021, the year we began trading publicly after the Business Combination.

•	In 2022, average non-PEO “Compensation Actually Paid” was impacted by our TSR performance, declining from $7,036,152 in 2021 to $2,278,142 in 2022.

•	Relationship Between the Company’s TSR and the Peer Group TSR

•
Assuming a $100 investment as of August 25, 2021 (the date we began trading publicly after the Business Combination), the TSR for the peer group disclosed in footnote 6 to the table above initially decreased from $100 to $92 as of December 31, 2021 and has
since declined to $60 as of December 31, 2022.

•
During the same period, the Company’s TSR, measured assuming a $100 investment in the Company’s common stock as of August 25, 2021, increased to $118 as of December 31, 2021 and subsequently declined to $36 as of December 31, 2022.

•	Relationship Between Compensation Actually Paid to the PEO, Average Actually Paid to Reported NEOs, and the Company’s Net Income

•	“Compensation Actually Paid” to our Named Executive Officers is not directly impacted by net income.

•	The Company’s 2021 net income was -$117,320,000 and decreased to -$135,944,000 for 2022.

•	As described above, the “Compensation Actually Paid” to most Named Executive Officers declined over that same period.
Tabular List of Financial Performance Measures
The Company does not directly tie any incentive compensation paid to the Company’s Named Executive
Officers
to any financial performance measures.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

Rocket Lab currently maintains three equity compensation plans: the Rocket Lab USA, Inc. 2013 Plan, awards under which were assumed in connection with the Business Combination; the Rocket Lab USA, Inc. 2021 Plan; and the Rocket Lab USA, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”). The following table sets forth information as of December 31, 2022 regarding shares of common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#) (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	29,943,937	(1)	1.03	(2)	81,102,666	(3)(4)
Equity compensation plans not approved by security holders	—		—		—
Total	29,943,937		1.03		81,102,666

(1)

Includes (i) for the 2013 Plan, 13,257,720 shares subject to outstanding stock options and 4,275,160 shares subject to outstanding RSU awards, which were assumed in connection with the Business Combination; and (ii) for the 2021 Plan, no shares subject to outstanding stock options and 12,411,057 shares subject to outstanding RSUs. No new awards may be granted under the 2013 Plan.

(2)

Reflects the weighted-average exercise price of the $1.03 outstanding stock options under the 2013 Plan. This weighted-average exercise price does not reflect shares subject to RSU awards under the 2013 Plan and 2021 Plan.

(3)

Includes 67,719,144 shares available for issuance under the 2021 Plan and 13,383,522 shares available for issuance under the 2021 ESPP, in each case as of December 31, 2022. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant in the 2021 ESPP on any one purchase date for any purchase period, including the current purchase period, may not exceed 5,000 shares. However, the amount reflected does not include purchase rights accruing under the ESPP as of December 31, 2022 because the purchase rights (and, therefore, the number of shares to be purchased) were not determined until the end of the purchase periods on May 22, 2023.

(4)

The 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022 and ending on (and including) January 1, 2031 by up to 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our plan administrator. The shares underlying any awards under the 2013 Plan and the 2021 Plan that are forfeited, canceled, held back to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without issuance of stock or otherwise terminated (other than by exercise) will be added into the 2021 Plan. The 2021 ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2022 and ending on (and including) January 1, 2031 by the least of (i) 9,980,000 shares of our common stock, (ii) 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or (iii) such lesser number of shares as determined by our plan administrator. Such 2023 increases are not included in the table. The number in the table does not include the increases from January 1, 2023.

NON-EMPLOYEE DIRECTOR COMPENSATION

We previously adopted our non-employee director compensation policy described below, which is designed to align compensation with our business objectives and the creation of stockholder value, while enabling Rocket Lab to attract, retain, incentivize and reward directors who contribute to the long-term success of the company. Under the policy, our non-employee directors are eligible to receive cash retainers (which will be prorated for partial years of service) and equity awards as set forth below:

Board:	Annual Retainer
Annual Retainer for Board Membership:
Annual service on the Board	$50,000	*
Additional retainer for annual service as non-executive chairperson	$27,500
Additional retainer for annual service as a lead director of the Board	$20,000	*
Additional Annual Retainer for Committee Membership
Annual service as Audit Committee chairperson	$20,000
Annual service as member of the Audit Committee (other than chair)	$10,000
Annual service as Compensation Committee chairperson	$15,000
Annual service as member of the Compensation Committee (other than chair)	$7,500	*
Annual service as Nominating and Corporate Governance Committee chairperson	$10,000	*
Annual service as member of the Nominating and Corporate Governance Committee (other than chair)	$4,000

*

Prior to July 1, 2022, the annual retainer for annual service on the Board was $35,000, the annual additional retainer for lead director was $17,000, the annual additional retainer for compensation committee chair was $14,000, the annual additional retainer for compensation committee member (other than chair) was $6,000 and the annual additional retainer for nominating and governance committee chairperson was $8,000.

In addition, our policy provides that, upon initial election or appointment to our Board, each new non-employee director will be granted a one-time grant of restricted stock unit with a value of $360,000 (or $325,000 prior to June 23, 2022), that vest in three equal annual installments over three years. On the date of each annual meeting of stockholders of our company, each continuing non-employee director will receive a grant of restricted stock units with a value of $180,000 (or $175,000 prior to June 23, 2022) (the “Director Annual Grant”) that vests in full on the earlier of (i) the one year anniversary of the grant date or (ii) the next annual meeting of our stockholders. If a new non-employee director joins our Board on a date other than the date of our annual meeting of stockholders, then in lieu of the Director Annual Grant, such non-employee director will receive a grant equal to the pro-rata portion of the Director Annual Grant at the next annual meeting of our stockholders based on the time between such non-employee director’s appointment and such next annual meeting of our stockholders. The equity awards granted under our policy are subject to full acceleration of vesting upon the sale of our company.

The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any non-employee director of Rocket Lab in a calendar year period will not exceed $1,000,000 in the first calendar year such individual becomes a non-employee director and $650,000 in any other calendar year.

We will reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of the Board or any committee thereof. Employee directors will receive no additional compensation for their service as a director.

2022 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee director of our board during 2022. Mr. Beck, our President, Chief Executive Officer and Chairman of the Board, did not receive any additional compensation from us for his services on our Board. The compensation received by Mr. Beck as an Named Executive Officer is set forth above in “Executive Compensation—2022 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards($)(1)		Total ($)
David Cowan(2)	—	155,026		155,026
Michael Griffin(3)	41,312	155,026		196,338
Matt Ocko(4)	—	—		—
Jon Olson(5)	62,781	155,026		217,807
Merline Saintil(6)	62,709	155,026		217,735
Alex Slusky(7)	42,780	155,026		197,806
Sven Strohband(8)	—	—		—
Edward Frank(9)	10,658	359,572	(10)	370,230

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the RSUs granted during 2022, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. These amounts also do not reflect the actual economic value that may be realized by the directors upon the vesting or settlement of the RSUs or the sale of the common stock underlying such awards.

(2)

As of December 31, 2022, Mr. Cowan held 38,090 RSUs. Mr. Cowan was not eligible to receive cash fees from the Company due to his affiliation with the venture capital firm, Bessemer Entities, including Bessemer Venture Partners.

(3)	As of December 31, 2022, Dr. Griffin held 139,468 RSUs.
(4)

As of December 31, 2022, Mr. Ocko did not hold any outstanding equity awards. Mr. Ocko was not eligible to receive cash fees from the Company due to his affiliation with the venture capital fund, DCVC.

(5)	As of December 31, 2022, Mr. Olson held 249,488 RSUs.
(6)	As of December 31, 2022, Ms. Saintil held 249,488 RSUs.
(7)	As of December 31, 2022, Mr. Slusky held 38,090 RSUs.
(8)

As of December 31, 2022, Dr. Strohband did not hold any outstanding equity awards. Mr. Strohband was not eligible to receive cash fees from the Company due to his affiliation with the venture capital firm, Khosla Ventures.

(9)	As of December 31, 2022, Mr. Frank held 67,589 RSUs.
(10)

Mr. Frank was appointed as a member of the Board on September 2, 2022 and, upon such appointment, Mr. Frank received a one-time grant of RSUs with a value of $360,000 that vests in three equal annual installments, subject to his continued service through each applicable vesting date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2022, we have not entered into any transactions, nor are there any currently proposed transactions in which the amount involved exceeded or will exceed $120,000 and in which any of our then directors, executive officers or holders of more than 5% of any class of our capital stock at the time of such transaction or any members of their immediate family, had or will have a direct or indirect material interest.

Related Party Transaction Policy

Our Board has adopted a written related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of the our policy only, a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants and in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to its audit committee or, if audit committee approval would be inappropriate, to another independent body of the Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that it deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related person transactions and to effectuate the terms of the policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 19, 2023 by:

•	each person who is the beneficial owner of more than 5% of the outstanding common stock;

•	each of our named executive officers and directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days of the Record Date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the Record Date or subject to restricted stock units that vest within 60 days of the Record Date are considered outstanding and beneficially owned by the person holding such warrants, options or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. We have based our calculation of the percentage of beneficial ownership on 478,552,426 shares of our Common Stock outstanding as of April 19, 2023.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Voting Power
Directors and Executive Officers:
Peter Beck(2)	54,551,250	11%
Adam Spice(3)	5,432,819	1%
Arjun Kampani(4)	104,276	*
Matt Ocko(5)	10,132,385	2%
Edward Frank	—	*
Michael Griffin(6)	101,378	*
Sven Strohband(7)	239,773	*
Jon Olson(8)	211,389	*
Merline Saintil(9)	211,389	*
Alex Slusky(10)	—	*
All directors and executive officers as a group	70,984,659	15%
Five Percent Holders:
Entities Affiliated with Khosla Ventures(11)	74,753,119	16%
Entities Affiliated with Bessemer Venture Partners(12)	57,023,508	12%
Future Fund Investment Company No. 5(13)	29,260,021	6%
Entities Affiliated with the Vanguard Group(14)	24,223,186	5%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the directors and officers is 3881 McGowen Street, Long Beach, CA 90808.
(2)

Represents shares held by Equatorial Trust, which is a family trust established by Peter Beck. Peek Street Equatorial Trustee Limited is sole trustee of Equatorial Trust and Peter Beck, Kerryn Beck and Warren Butler are the directors of Peek Street Equatorial Trustee Limited. Equatorial Trust and Peek Street Equatorial Trustee Limited each possess sole voting and investment power and Peter Beck, Kerryn Beck and Warren Butler each possess shared voting and investment power over the shares held by Equatorial Trust and, accordingly, also have beneficial ownership of such shares.

(3)

Includes 5,121,651 shares of common stock issuable upon exercise of vested stock options exercisable within 60 days of April 19, 2023 and 114,846 shares of common stock issuable upon vesting of restricted stock units that vest within 60 days of April 19, 2023.

(4)	Includes 38,685 shares of common stock issuable upon vesting of restricted stock units that vest within 60 days of April 19, 2023.
(5)

Matt Ocko, a member of our Board, is a partner at DCVC. DCVC’s holdings consist of (i) 2,929,350 shares of common stock issued in the Business Combination upon the conversion of shares of Rocket Lab stock held by Data Collective IV, L.P. or DCVC IV and (ii) 7,203,035 shares of common stock issued in the Business Combination upon the conversion of shares of Rocket Lab stock held by DCVC Opportunity Fund II, L.P. or DCVC Opportunity Fund II. Data Collective IV GP, LLC or DCVC IV GP, is the general partner of DCVC IV and DCVC Opportunity Fund II GP, LLC or DCVC Opportunity Fund II GP, is the general partner of DCVC Opportunity Fund II. Zachary Bogue and Matt Ocko are the managing members of each of DCVC IV GP and DCVC Opportunity Fund II GP and share voting and dispositive power over the shares held by DCVC IV and DCVC Opportunity Fund II. Mr. Ocko disclaims beneficial ownership interest of the securities held by DCVC IV and DCVC Opportunity Fund II except to the extent of his pecuniary interest therein, if any. The address of the entities listed herein is 270 University Avenue, Palo Alto, California 94301.

(6)	Includes 50,689 shares of common stock issuable upon vesting of restricted stock units that vest within 60 days of April 19, 2023.
(7)

Shares held in a trust for the benefit of Sven Strohband and his family. Dr Strohband, a member of our Board, is a partner at Khosla Ventures. Dr. Strohband received such shares in a distribution by Khosla Ventures V, L.P., Khosla Ventures Seed B, L.P. and Khosla Ventures Seed B (CF), L.P. to the limited and general partners.

(8)	Includes 30,205 shares of common stock issuable upon vesting of restricted stock units that vest within 60 days of April 19, 2023.
(9)	Includes 30,205 shares of common stock issuable upon vesting of restricted stock units that vest within 60 days of April 19, 2023.
(10)

Does not include any shares that may be deemed to be indirectly owned by Mr. Slusky because of his indirect ownership interest in Vector Acquisition Partners, L.P. or in Vector Acquisition Partners Aggregator, L.L.C.

(11)

Consists of (i) 1,983,677 shares of common stock held by Khosla Ventures Seed B CF L.P., (ii) 34,945,825 shares of common stock held by Khosla Ventures Seed B L.P. and (iii) 37,823,617 shares of common stock held by Khosla Ventures V L.P. Khosla Ventures Seed Associates B, LLC (“KVA Seed B”) is the general partner of Khosla Ventures Seed B (CF), L.P. (“KV Seed B (CF)”) and Khosla Ventures Seed B, L.P. (“KV Seed B”). Vinod Khosla is the managing member of VK Services, LLC (“VK Services”), which is the sole manager of KVA Seed B (CF). Each of KVA Seed B, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by KV Seed B (CF) and KV Seed B and each of KVA Seed B, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by KV Seed B (CF) and KV Seed B. Each of KVA Seed B, VK Services and Vinod Khosla disclaims beneficial ownership of such shares, except to the extent of his or its respective pecuniary interests therein. Khosla Ventures Associates V, LLC (“KVA V”) is the general partner of Khosla Ventures V, L.P. (“KV V”). Vinod Khosla is the managing member of VK Services, which is the sole manager of KVA V. Each of KVA V, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by KV V and each of KVA V, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by KV V. Each of KVA V, VK Services and Vinod Khosla disclaims beneficial ownership of such shares, except to the extent of his or its respective pecuniary interests therein. Sven Strohband, a member of our Board, is a partner at Khosla Ventures. The principal business address of the entities is c/o Khosla Ventures, 2128 Sand Hill Road, Menlo Park, CA 94025.

(12)

Consists of (i) 31,134,838 shares of common stock held by Bessemer Venture Partners VIII Institutional L.P. (“Bessemer VIII Institutional”) and (ii) 25,888,670 shares of common stock held by Bessemer Venture

Partners VIII L.P. (“Bessemer VIII” and, together with Bessemer VIII Institutional, the “Bessemer Entities”). Deer VIII & Co. L.P. (“Deer VIII L.P.”) is the general partner of the Bessemer Entities. Deer VIII & Co. Ltd. (“Deer VIII Ltd.”) is the general partner of Deer VIII L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter and Robert M. Stavis are the directors of Deer VIII Ltd. and hold the voting and dispositive power for the Bessemer Entities. Investment and voting decisions with respect to the shares held by the Bessemer Entities are made by the directors of Deer VIII Ltd. acting as an investment committee. The address for each of the Bessemer Entities is c/ o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538.
(13)

Consists of 29,260,021 shares of common stock held by the Northern Trust Company. Shares are held by The Northern Trust Company in its capacity as custodian for Future Fund Investment Company No.5 Pty Ltd (ABN 134 338 926) (FFIC 5). FFIC 5 is a wholly owned subsidiary of the Future Fund Board of Guardians. Investment and voting decisions for the Future Fund are made by the Future Fund Board of Guardians, which is governed by a non-executive board comprised of three or more individuals and therefore no individual is the beneficial owner of the shares held by Future Fund. The principal business address of the Future Fund is Level 14, 447 Collins Street, Melbourne VIC 3000.

(14)	The principal business address of the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2022, all required reports were filed on a timely basis under Section 16(a), except for a Form 4 filed by Alexander Slusky reporting a transaction that occurred on June 23, 2022. Such Form 4 was filed on June 28, 2022, one day after the due date.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023

Deloitte & Touche LLP has been selected by the Audit Committee as the principal independent registered public accounting firm for the fiscal year ending December 31, 2023 for us and our subsidiaries. Our Board recommends a vote for ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts for us and our subsidiaries for the fiscal year ending December 31, 2023. It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting, with the opportunity to make a statement if they so desire and, if a representative is in attendance, the representative will be available to answer appropriate questions.

The appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, our Board believes that obtaining stockholder ratification is a sound governance practice. If our stockholders fail to vote on a non-binding advisory basis in favor of the appointment of Deloitte & Touche LLP, the Audit Committee will take such actions as it deems necessary as a result of such stockholder vote.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed or expected to be billed for professional services rendered by Deloitte & Touche LLP and its affiliates for the years ended December 31, 2022 and 2021.

	Year Ended December 31
	2022	2021
Audit fees	$3,058,528	$1,298,762
Audit Related fees(1)	—	49,000
Tax fees(2)	120,750	36,469
All other fees	—	—
Total	$3,179,278	$1,384,231

(1)	Audit related fees include fees primarily for business due diligence services related to various acquisitions.
(2)	Tax Fees include fees in connection with tax consulting and compliance services for our foreign subsidiaries.

Policy and Procedure for Approval of Audit and Permitted Non-Audit Services

All audit fees were pre-approved by the Company’s Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP and its affiliates was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. With respect to outside auditor independence, the Audit Committee Charter provides for pre-approval of audit services and non-audit services. The Audit Committee Charter authorizes the Audit Committee to delegate to one or more of its committee members the authority to grant pre-approvals for non-audit services, provided that the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting. The Audit Committee followed these guidelines in approving all services rendered by Deloitte & Touche LLP and its affiliates.

Vote Required

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. With respect to Proposal Two, you may vote “for,” “against” or “abstain” from voting on this proposal. If you

“abstain” from voting with respect to this proposal, your vote will have no effect on this proposal. For Proposal Two, the ratification of the appointment of Deloitte & Touche LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

PROPOSAL THREE NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future non-binding advisory votes to approve the compensation of our named executive officers, as disclosed in accordance with the Item 402 of Regulation S-K, which we refer to as an advisory vote to approve the compensation of our named executive officers. This advisory vote must be solicited from our shareholders at least once every six years. This year is the first year we are conducting such advisory vote to approve the compensation of our named executive officers. See Proposal Four—Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers.

By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future non-binding advisory votes to approve the compensation of our named executive officers every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal. Our Board has determined that an annual non-binding advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Vote Required

Stockholders will not be voting to approve or disapprove of the recommendation of our Board. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two or three years or abstaining). The option that receives the highest number of votes from the voting power of shares of our Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

As an advisory vote, this proposal will not be binding on the Company, our Board or our Compensation Committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board. Our Board may decide that it is in the best interests of our stockholders and the Company to hold a non-binding advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. Notwithstanding the non-binding advisory nature of this vote, the Company recognizes that the stockholders may have different views as to the best approach for the Company and looks forward to hearing from stockholders as to their preferences on the frequency of a non-binding advisory vote on executive compensation.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “ONE YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders.

Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Stockholders are urged to read the sections titled “Executive Compensation” and “Compensation Discussion and Analysis” in this Proxy Statement, the latter of which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our Board and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the votes properly cast at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal.

The vote is advisory, which means that the vote is not binding on the Company, our Board or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any actions are necessary or appropriate to address the concerns of stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

A stockholder who would like a proposal considered for inclusion in our proxy statement relating to our 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 (“Rule 14a-8”) under the Exchange Act must be received by the Corporate Secretary of the Company at our offices at Rocket Lab USA, Inc., 3881 McGowen Street, Long Beach CA 90808 in writing no later than December 30, 2023 and must otherwise comply with Rule 14a-8.

Stockholders intending to present a proposal at the 2024 Annual Meeting of Stockholders, but not to include the proposal in our Proxy Statement pursuant to Rule 14a-8 or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2024 Annual Meeting of Stockholders no earlier than February 15, 2024 and no later than March 16, 2024. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our Secretary. In the event that the 2024 Annual Meeting of Stockholders is first convened more than thirty (30) days before or more than sixty (60) days after June 14, 2024, then our Secretary must receive such written notice not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of the 2024 Annual Meeting of Stockholders or the tenth (10th) day following the day on which public announcement of the date of such annual meeting is first made by us. In addition, in order to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2024.

In addition to the timely notice requirements, a stockholder’s proposal for nominees for directors must comply with Article I, Section 2 of the Company’s bylaws and other applicable procedures described therein or established by our Nominating and Corporate Governance Committee. See “The Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.” Stockholder proposals related to other business must also comply with Article 1, Section 2 of the Company’s bylaws. Furthermore, any stockholder proposal must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

SOLICITATION OF PROXIES

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mails, proxies may be solicited by our directors, officers and employees by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of our common stock held of record by such persons and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

HOUSEHOLDING

The SEC’s rules permit us and brokers to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

OTHER MATTERS

The directors know of no other matters which are likely to be brought before the Annual Meeting. The enclosed proxy card grants to the persons named in the proxy card the authority to vote in their best judgment regarding all other matters properly raised at the Annual Meeting.

ANNUAL REPORT ON FORM 10-K

A copy of Rocket Lab’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including financial statements and schedules (if any) thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 19, 2023 without charge upon written request addressed to at Rocket Lab USA, Inc., 3881 McGowen Street, Long Beach CA 90808, Attention: Corporate Secretary.

Exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the address above. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 has also been filed with the SEC. It is available free of charge at the SEC’s website at www.sec.gov and also in the investor relation section of our corporate website at https://investors.rocketlabusa.com. You also may access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 at www.proxyvote.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES BY FOLLOWING THE INSTRUCTIONS FOR VOTING ON THE NOTICE AND ACCESS CARD, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

/s/ Peter Beck
Peter Beck
Chairman, Chief Executive Officer and President

April 28, 2023

ROCKET LAB USA, INC.

3881 MCGOWEN ST

LONG BEACH, CA 90808

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 13, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/RKLB2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 13, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V14072-P89762                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROCKET LAB USA, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote “FOR” each of the following nominees:

1.	Election of Class II Directors	☐	☐	☐

Nominees: To be elected for terms expiring in 2026

01) Edward Frank
02) Michael Griffin
03) Matt Ocko

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.		☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4.	To approve, on a non-binding advisory basis, the compensation of our named executive officers disclosed in the accompanying proxy statement.		☐	☐	☐

NOTE: The proxy holders will vote, in their discretion, on any other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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V14073-P89762

ROCKET LAB USA, INC.

Annual Meeting of Stockholders

June 14, 2023 1:30 PM Pacific Time

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Arjun Kampani and Adam Spice, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote as designated on the reverse side of this ballot, all of the shares of common stock of Rocket Lab USA, Inc. which the undersigned stockholder(s) is/are entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2023 Annual Meeting of Stockholders of Rocket Lab USA, Inc. to be held June 14, 2023 or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side